UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ICT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 29, 2009

TO THE SHAREHOLDERS OF

ICT GROUP, INC.

Notice is hereby given that the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of ICT GROUP, INC. (the “Company” or “ICT”) will be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 29, 2009, at 9:00 a.m., local time, for the following purposes:

1.	To elect two directors;

2.	To approve a proposal to amend the Company’s 2006 Equity Compensation Plan, including an increase of 1,000,000 shares to the number of shares authorized for issuance under that plan;

3.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 25, 2009 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on March 25, 2009 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company’s executive offices at 100 Brandywine Boulevard, Newtown, Pennsylvania 18940.

By Order of the Board of Directors,

Jeffrey C. Moore

Secretary

Newtown, Pennsylvania

April 30, 2009

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE ANNUAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 29, 2009

General Information on the Meeting

This proxy statement and the accompanying form of proxy are being mailed on or about April 30, 2009 to the shareholders of ICT GROUP, INC. (the “Company” or “ICT”). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “board”) of proxies to be voted at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 29, 2009, at 9:00 a.m., local time, and at any adjournments thereof.

The entire cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

Voting at the Meeting

Only shareholders of the common stock of the Company, par value $0.01 per share (“Common Stock”), of record at the close of business on March 25, 2009 are entitled to notice of, and to vote at, the Annual Meeting. As of March 25, 2009, there were 16,041,665 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock held in such shareholder’s name.

The Company presently has no other class of stock outstanding and entitled to vote at the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his or her shares at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast (in other words, nominees with the highest number of votes are elected). All other matters to be acted upon at the Annual Meeting will be adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether a quorum is present, is not considered a vote cast under Pennsylvania law and will have no effect on the vote. Similarly, a broker “non-vote” on any matter (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from that beneficial owner and those matters are matters with respect to which the broker has no discretion to vote without instructions) will have no effect on the outcome of the vote on that matter.

The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder’s directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted “FOR” the: (1) election of the nominees listed herein under “Election of Directors”; (2) proposal to amend the Company’s 2006 Equity Compensation Plan; and (2) ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Execution of the accompanying proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke the proxy by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members and is divided into three classes: two classes each consisting of two directors and one class consisting of three directors. One class of directors is elected each year to hold office for a three-year term and until the election and qualification of his or her successor or until his or her death, removal or resignation. At the Annual Meeting, two directors will be elected for the class with a term expiring at the Annual Meeting. The term of office for the directors elected at the Annual Meeting will expire at the 2012 annual meeting of shareholders.

The Board of Directors has nominated John J. Brennan and John A. Stoops, current members of the Board of Directors, for election as directors at the Annual Meeting.

The nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes the nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for substitute nominees to be designated by the Board of Directors.

The Board of Directors recommends a vote FOR the following two nominees

Nominees for Election with Terms Expiring in 2009

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
John J. Brennan	65	John Brennan has served as Chairman, Chief Executive Officer and a director of the Company since April 1987, when he managed the buyout of ICT’s predecessor company, International Computerized Telemarketing, Inc., from Decision Industries Corporation (“DIC”). He also served as President of the Company from April 1987 to June 2001 and again since January 2003. Mr. Brennan was employed by DIC from May 1983 to March 1987 and over that period he served as Vice President of Product Marketing, Vice President of Corporate Planning and Business Development and President of its subsidiary, International Computerized Telemarketing.

John A. Stoops	55	Mr. Stoops has been a director of the Company since 1996. He has been Vice President of Channel Marketing for Encore Marketing International since March 2008. He was Director of International Marketing for Scholastic Direct to Home from January 2006 until March 2008 and prior to that was an independent marketing consultant since June 2001. Mr. Stoops had been Vice President of Scholastic Direct to Home from June 1999 to June 2001. From January 1995 to May 1999, Mr. Stoops was Vice President of Books for American Express Publishing Corporation. From November 1990 to September 1994, Mr. Stoops was President of Atlas Editions, U.S.A.

Directors Continuing in Office with Terms Expiring in 2010

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
Bernard Somers	60	Mr. Somers has been a director of the Company since 1996. He has been a partner of Somers & Associates, Chartered Accountants, located in Dublin, Ireland, since 1988. Mr. Somers currently serves as a director of Eurotel Marketing Limited, a subsidiary of the Company.

Richard R.Roscitt	57	Mr. Roscitt has been a director of the Company since June 2008. He has served as Chairman of the Board of Directors and CEO of Delphi Consulting, LLC, a management advisory services company, since April 2004. He has served as Chairman of the Board since January 2006, and as CEO since June 2007, of SMobile Systems, Inc., a company which designs leading-edge security applications for mobile devices. From August 2003 until June 2004, Mr. Roscitt served as President and COO of MCI Communications and from January 2001 until August 2003, served as Chairman of the Board and CEO of ADC Telecommunications, Inc., a communications equipment and services company. From June 1972 until January 2001, Mr. Roscitt served in positions of increasing responsibility within AT&T Inc., culminating in his position as President of the Business Services Business Unit and Member of the Management Committee.

Directors Continuing in Office with Terms Expiring in 2011

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
Donald P. Brennan	68	Donald Brennan has served as Vice-Chairman and a director of the Company since April 1987. He also serves as a director of Eurotel Marketing Limited and ICT Australia PTY Ltd, both of which are subsidiaries of the Company. Mr. Brennan has been a private investor since December 1998. From February 1996 to December 1998, he was an Advisory Director of Morgan Stanley & Co. Incorporated. In addition, Mr. Brennan served as a Managing Director and Head of the Merchant Banking Division of Morgan Stanley & Co. Incorporated from 1986 until his retirement in February 1996, and he also has served as Chairman of Morgan Stanley Capital Partners III, Inc., Chairman of Morgan Stanley Leveraged Equity Fund II, Inc., Chairman of Morgan Stanley Venture Partners and a director of Morgan Stanley & Co. Incorporated.

Gordon J. Coburn	45	Mr. Coburn has been a director of the Company since August 2005. He has been Chief Financial and Operating Officer of Cognizant Technology Solutions Corporation (“Cognizant”) since January 2007. From December 2003 through December 2006, Mr. Coburn served as Executive Vice President and Chief Financial Officer of Cognizant. Mr. Coburn also serves as Treasurer of Cognizant, a position he has held since March 1998. From November 1999 to December 2003, Mr. Coburn served as Senior Vice President, and from 1996 to November 1999 served as Vice President, of Cognizant. He served as

Senior Director – Group Finance & Operations for Cognizant Corporation from November 1996 to December 1997. From 1990 to October 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation. Mr. Coburn also serves as a director of the Corporate Executive Board Company (Nasdaq: EXBD) which provides research, decision support tools and education to executives.

Eileen S. Fusco	52	Ms. Fusco has been a director of the Company since February 2009. Ms. Fusco served as Senior Partner – Financial Services for Deloitte & Touche from 2001 until her retirement in 2007. From 1997 to 2000, Ms. Fusco served as Regional Tax Counsel for UBS AG, a leading global provider of wealth management, investment banking and securities services. She also formerly served as Chief Financial Officer of Twenty-First Securities Corporation, a boutique/specialty transaction management firm and as Managing Director of Global Tax for Kidder Peabody & Co., Inc. Ms. Fusco currently serves on the board of MF Global Ltd., a leading intermediary offering customized solutions for certain global markets and is the Chair of MF Global’s Audit Committee.

General Information Concerning the Board of Directors and its Committees

During 2008, the Board of Directors of the Company met on eight occasions and acted once by unanimous written consent. The board annually elects from its members an Audit Committee, Compensation Committee and Nominating Committee. Each director attended at least 75% of the board and applicable committee meetings during 2008.

Seth J. Lehr, of LLR Equity Partners, L.P., resigned from the Board of Directors effective July 1, 2008 in order to fully devote his efforts to his company’s business. Mr. Lehr served as a director for eight years and was a member of the class of directors with a term expiring in 2010. Effective July 1, 2008, the board filled the vacancy created by the resignation of Mr. Lehr by electing Richard R. Roscitt to serve as a director in the class with a term expiring in 2010.

On February 19, 2009, the Board of Directors voted to increase the size of the board from six members to seven. Also on that date, the board filled the vacancy created by the increase in the board’s size by electing Eileen S. Fusco to serve as a director in the class with a term expiring in 2011.

The board has determined that Gordon Coburn, Eileen Fusco, Richard Roscitt, Bernard Somers and John Stoops are independent directors (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The independent directors met in executive session three times during 2008.

Audit Committee.    The Audit Committee met four times during 2008 and acted once by unanimous written consent. From January until July 1, 2008, Bernard Somers (Chairman), Seth Lehr and Gordon Coburn served on the Audit Committee. Effective July 1, 2008, the board elected Richard Roscitt to serve as a member of the Audit Committee in order to fill the vacancy created by the resignation of Mr. Lehr. On February 19, 2009, the board elected Eileen Fusco to serve as a member of the Audit Committee. The board has determined that all directors who served on the Audit Committee during 2008 and all current members of the Audit Committee are independent under applicable NASDAQ Stock Market, Inc. (“Nasdaq”) and Securities and Exchange Commission (“SEC”) rules. In addition, the board has determined that all directors who served on the Audit

Committee during 2008 and all current members of the Audit Committee qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a formal charter adopted by the board that governs its duties and standards of performance. A current copy of the charter, as most recently amended in February 2007, is available on the Company’s website at www.ictgroup.com in the Investors section under Corporate Governance. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees their independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to internal auditing and accounting procedures and controls, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements. The Audit Committee is also responsible for reviewing related party transactions under the Company’s related party transactions policy.

Compensation Committee.    The Compensation Committee, comprised of John Stoops (Chairman) and Gordon Coburn, met five times during 2008. All members of the Compensation Committee are independent under applicable Nasdaq and SEC rules. The Compensation Committee is responsible for approving the compensation of our executive officers, including their base salaries, target incentive awards under our short- and long-term incentive plans and equity awards under our equity plan, as well as for approving the performance criteria and determining the achievement levels and payouts for our executive officers under our incentive plans. The Compensation Committee does not presently operate under a formal charter. A more complete description of the role and activities of the Compensation Committee can be found in the Compensation Discussion and Analysis section of this proxy statement.

Nominating Committee.    The Nominating Committee met twice in 2008. From January until July 1, 2008, Seth Lehr (Chairman) and John Stoops served on the Nominating Committee. Effective July 1, 2008, the board elected Richard Roscitt to serve as a member of the Nominating Committee in order to fill the vacancy created by the resignation of Mr. Lehr and on July 29, 2008 elected Mr. Roscitt to Chair the Committee. The Nominating Committee operates under a formal charter adopted by the board that governs its duties and standards of performance. A copy of the charter is available on the Company’s website in the Investors section under Corporate Governance. The Nominating Committee is responsible for considering and recommending to the board the appropriate size and membership of the board and its committees, recommending nominees for the board and its committees and monitoring director performance throughout the year. The Nominating Committee has the authority to retain consultants and advisors, including search firms to identify and evaluate candidates for the board. While the Nominating Committee has not established minimum qualifications for board members, it considers board candidates based upon various criteria, such as their business and professional skills and experiences, personal integrity and judgment, and skills and qualifications that complement the skills and qualifications of other board members. The Nominating Committee has in the past, and may in the future, engage a third party search firm to identify candidates for the board. The Nominating Committee recommended the election of Mr. Roscitt and Ms. Fusco to the board. After evaluating the performance and contribution of the incumbent directors, the Nominating Committee recommended that the board nominate Messrs. John Brennan and John Stoops for election at the Annual Meeting.

Shareholder Nominees for Director.    The Nominating Committee will consider a shareholder’s nominees for election to the board in 2010 if the suggestion is made in writing, includes biographical data and a description of the nominees’ qualifications and is accompanied by the written consent of each nominee. Any such suggestion for nominees must be mailed to the Secretary of the Company at its corporate offices and received by the Secretary no later than December 1, 2009. Shareholder nominees for the board will be evaluated in the same manner as other candidates considered by the Nominating Committee. After full consideration, the shareholder proponent will be notified of the board’s decision.

Shareholder Communication with Board Members.    Any shareholder who wishes to communicate with the board, or one or more specific members of the board or committees of the board, should communicate in a writing addressed to the Secretary of the Company at its corporate offices. The Secretary of the Company has been instructed by the board to promptly forward all such communications to the specified addressee.

Board Member Attendance at Annual Meetings.    The Company expects all directors to attend the Annual Meeting. All directors attended the annual meeting of shareholders held in 2008.

Compensation of Directors

During 2008, non-employee directors were paid an annual fee of $25,000 and, in addition, directors’ fees of $2,500 for each quarterly board meeting and each special board meeting attended. The Chairman of the Compensation Committee received $2,000 for each committee meeting attended and the other member of the Compensation Committee received $1,250 for each committee meeting attended. The Chairman of the Audit Committee received $3,500 for each committee meeting attended and the other members received $1,500 for each committee meeting attended. Directors received the same meeting fee for board and committee meetings attended in person or by telephone; however, for telephonic board or committee meetings of less than one hour, directors receive a reduced fee of $500 per meeting. In addition, directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

Under the 2006 Non-Employee Director Plan approved by shareholders in May 2006, non-employee directors receive 7,500 restricted stock units (“RSUs”) upon initial election to the board and 2,500 RSUs on the date of each annual meeting of shareholders. The RSUs vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, if the director continues to provide service to the Company on the relevant vesting date. Payment with respect to RSUs is made in shares of Common Stock.

Prior to 2006, each non-employee director received an option to purchase 15,000 shares of Common Stock upon initial election to the board, exercisable with respect to fifty percent (50%) of the shares on the date of grant and exercisable with respect to the remaining fifty percent (50%) of the shares on the first anniversary of the date of grant if the director continued to be a member of the board through that date. These initial options had an exercise price equal to the fair market value of the Common Stock on the date of grant and expired ten years after issuance. In addition, each non-employee director was granted an option to purchase 5,000 shares of Common Stock on the date of each annual meeting; these options vested on the first anniversary of the date of grant if the director continued to be a member of the board through that date, had an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Donald P. Brennan	48,750	43,674	—	92,424

Gordon J. Coburn	56,000	43,674	—	99,674

Seth J. Lehr(4)	11,500	21,574	—	33,074

Richard R. Roscitt(4)	10,500	15,551	—	26,051

Bernard Somers	62,750	43,674	—	106,424

John A. Stoops	53,000	43,674	—	96,674

(1)	This column reports the amount of cash compensation earned in 2008 for board and committee service for ICT Group, Inc. Additionally, Mr. Brennan and Mr. Somers received directors’ fees for service on the Board of Directors of Eurotel Marketing Limited, a subsidiary of the Company, which are not included in the above figures.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes in 2008 with respect to RSU awards, computed in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). The grant date fair value is computed in accordance with SFAS 123R and is based on the closing sale price of the Common Stock as reported by Nasdaq on the date of grant. In May 2008, Mr. Brennan, Mr. Coburn, Mr. Lehr, Mr. Somers and Mr. Stoops received 2,500 RSUs with a grant date fair value of $10.60. These RSUs vest over a two-year period with the first tranche vesting in May 2009 and the second tranche vesting in May 2010. Upon his resignation from the Board of Directors, Mr. Lehr forfeited the entire award. In July 2008, upon his appointment to the Board of Directors, Mr. Roscitt was awarded 7,500 RSUs with a grant date fair value of $8.25. These RSUs vest over a two-year period with the first tranche vesting in July 2009 and the second tranche vesting in July 2010. In May 2007, Mr. Brennan, Mr. Coburn, Mr. Lehr, Mr. Somers and Mr. Stoops received 2,500 RSUs with a grant date fair value of $18.21. These RSUs vest over a two-year period with the first tranche vesting in May 2008 and the second tranche vesting in May 2009. Upon his resignation from the Board of Directors, Mr. Lehr forfeited the second tranche vesting in May 2009. In May 2006, Mr. Brennan, Mr. Coburn, Mr. Lehr, Mr. Somers and Mr. Stoops received 2,500 RSUs with a grant date fair value of $27.75. These RSUs vest over a two-year period with the first tranche vesting in May 2007 and the second tranche vesting in May 2008.

(3)	We ceased granting stock options to non-employee directors at the end of fiscal year 2005. The following directors have outstanding option awards as of December 31, 2008: Mr. Brennan (25,000), Mr. Coburn (15,000), Mr. Somers (24,500) and Mr. Stoops (21,500). No compensation expense was recognized during 2008 for these awards as they were fully vested as of December 31, 2006.

(4)	Messrs. Lehr and Roscitt each served for a portion of 2008 and received fees with respect to the meetings each respectively attended.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
John J. Brennan	65	Chairman, Chief Executive Officer and President

John D. Campbell	53	Executive Vice President, Global Sales

Guy T. Gray	46	President and Chief Operating Officer, International

Timothy F. Kowalski	48	President and Chief Operating Officer, Marketing and Technology Solutions

John L. Magee	55	President and Chief Operating Officer, North America

Vincent A. Paccapaniccia	51	Executive Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary

Pamela J. Goyke	53	Chief Information Officer and Senior Vice President Systems & Technology

Janice A. Jones	64	Senior Vice President, Corporate Support Services

Gail Lebel	45	Senior Vice President, Global Human Resources

Rachel M. Macha	48	Senior Vice President, Marketing and Planning

Jeffrey C. Moore	53	Senior Vice President, Secretary

John J. Brennan’s employment background is described above under “Nominees for Election with Terms Expiring in 2009.”

John D. Campbell has served as Executive Vice President, Global Sales of the Company since January 2003. Prior to that, Mr. Campbell was President of ICT Sales since January 1998. He served as President of ICT Domestic Sales from January 1997 to January 1998 and as Senior Vice President, Sales and Marketing from January 1990 to January 1998.

Guy T. Gray has served as President and Chief Operating Officer, International of the Company since October 2007 and as Executive Vice President, International of the Company from September 2007 to October 2007. Prior to joining the Company, Mr. Gray spent ten years at Cendant Corporation where he held several executive positions, including for the last two and one-half years, the position of Chief Operating Officer, Travel Link Group. For the four years prior to that, he served as Senior Vice President of Contact Centers and Telecommunications and prior to that in positions of increasing responsibility within Cendant. From August 1989 to January 1996, Mr. Gray held positions of increasing responsibility in sales, sales management and product management at AT&T Corporation.

Timothy F. Kowalski has served as President and Chief Operating Officer, Marketing and Technology Solutions of the Company since October 2007 and as Executive Vice President, Marketing and Technology Solutions of the Company since January 2005. Prior to that, Mr. Kowalski was Executive Vice President, Technology and Planning since January 2003. Prior to that, Mr. Kowalski was President, CRM Technology Ventures and Senior Vice President Corporate Planning since December 2001. From February 2000 to November 2001, Mr. Kowalski served as President of the Company’s former wholly-owned subsidiary, iCT ConnectedTouch LLC. Mr. Kowalski was the Company’s Senior Vice President, Systems and Technology and Chief Information Officer from August 1997 to February 2000.

John L. Magee has served as President and Chief Operating Officer, North America of the Company since October 2007 and as Executive Vice President, Global Operations of the Company since January 2003. Prior to that, Mr. Magee was President, ICT North American Services, since January 2001 and was President of ICT TeleServices Division since January 1996. He was the Company’s Executive Vice President, Operations from January 1994 to January 1996. From November 1987 to January 1994, he served as the Company’s Senior Vice President, Operations.

Vincent A. Paccapaniccia has served as Executive Vice President, Finance and Administration of the Company since January 2003 and as Chief Financial Officer and Assistant Secretary since August 1998. From July 1998 until January 2003, Mr. Paccapaniccia was the Company’s Senior Vice President, Finance. From January 1996 to July 1998, he served as Vice President of Finance.

Pamela J. Goyke has served as the Company’s Chief Information Officer and Senior Vice President Systems and Technology since October 2000. Prior to joining the Company, Ms. Goyke served as Senior Manager for Ernst & Young LLP, in its High Growth Customer Relationship Management Practice from 1999 to 2000. She held several senior management positions with Electronic Data Systems from 1981 to 1998, including Divisional Vice President and Divisional Chief Information Officer.

Janice A. Jones has served as the Company’s Senior Vice President, Corporate Support Services since January 2003. Prior to that, Ms. Jones was the Company’s Senior Vice President, Quality Management and Development since September 1999 and served as Vice President, Quality Assurance from 1996 to 1999.

Gail Lebel has served as the Company’s Senior Vice President, Global Human Resources since October 2006. From June 2005 to September 2006, Ms. Lebel was Senior Vice President, International Human Resources for the Company. Prior to joining the Company, Ms. Lebel spent seven years as Regional Director Human Resources for Cendant Corporation’s Contact Center Division.

Rachael M. Macha has served as the Company’s Senior Vice President, Marketing and Planning since August 2008. Prior to joining the Company, Ms. Macha served as Chief Marketing Officer at Regulatory Data

Corporation, a Bain Capital Venture Firm, from 2007 to 2008. Prior to that, Ms. Macha held senior-level marketing and sales management positions with Convergys from 2005 to 2006 and Precision Response Corporation, an InterActive Corporation Firm, from 1996 to 2004.

Jeffrey C. Moore has served as the Company’s Senior Vice President and Secretary since December 2003 and, prior to November 2008, as General Counsel. From October 1996 until December 2003, Mr. Moore served as General Counsel and later, Vice President and General Counsel of Kulicke & Soffa Industries, Inc., a chip assembly and test interconnect company.

The executive officers are elected or appointed by the board to serve until election or appointment and qualification of their successors or their earlier death, resignation or removal.

The Company has adopted a Code of Conduct that applies to the directors, officers and employees of the Company, and a Code of Ethics for the Company’s Chief Executive Officer and senior financial officers. Both documents are available on the Company’s website at www.ictgroup.com in the Investors section under Corporate Governance. To the extent that there are any waivers of, or amendments to, either code, we intend to report the waiver or amendment in the Investors section of our website. You may also request these documents in print form by contacting the Legal Department of ICT Group, Inc., 100 Brandywine Boulevard, Newtown, Pennsylvania 18940. The information on the Company’s website is not and should not be considered as part of this proxy statement and is intended to be an inactive textual reference only.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2009 (except as otherwise noted) regarding the beneficial ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement (the “Named Executive Officers”) and (iv) by all current executive officers and directors of the Company as a group.

Executive Officers and Directors

Name	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
John J. Brennan(3)	5,712,428	35.4%

Donald P. Brennan(4)	4,527,500	28.2%

Gordon J. Coburn(5)	21,250	*

Eileen S. Fusco	—	*

Richard R. Roscitt	—	*

Bernard Somers(5)	39,750	*

John A. Stoops(5)	29,750	*

John L. Magee(6)	100,959	*

John D. Campbell(7)	56,954	*

Guy T. Gray(8)	9,061	*

Vincent A. Paccapaniccia(9)	54,454	*

All executive officers and directors as a group (17 persons)(10)	6,033,678	36.9%

Other Beneficial Owners

Name	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
Sterling Capital Management LLC(11)	1,181,722	7.4%
Two Morrocroft Centre
4064 Colony Road, Suite 300
Charlotte, NC 28211

Eileen Brennan Oakley(12)	1,178,166	7.3%

Janus Capital Management LLC(13)	923,500	5.8%
Janus Small Cap Value Fund
151 Detroit Street
Denver, Colorado 80206

*	Less than one percent

(1)	Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options or the vesting of RSUs held by each individual or group to the extent such options are or will be exercisable, or RSUs vested, as of, or within 60 days after, March 31, 2009.

(2)	The percentage for each individual or group is based on the aggregate number of shares of Common Stock outstanding as of March 31, 2009 of 16,041,665 and all shares of Common Stock issuable upon the exercise of outstanding stock options or the vesting of RSUs held by such individual or group to the extent such options are or will be exercisable, or RSUs vested, as of, or within 60 days after, March 31, 2009.

(3)	Consists of (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power, (ii) 172,698 issued and outstanding shares of Common Stock over which John J. Brennan exercises voting control pursuant to certain Voting Agreements entered into by and among current and former employees of the Company, John J. Brennan and the Company, (iii) 895,030 issued and outstanding shares of Common Stock, (iv) 45,200 issued and outstanding shares of Common Stock held jointly with John Brennan’s wife and (v) 99,500 shares of Common Stock issuable pursuant to exercisable stock options issued in John Brennan’s name. Does not include 400,000 shares of Common Stock held by a grantor retained annuity trust over which John Brennan, the grantor, is precluded from exercising any power, including the power to vote or dispose of such shares.

(4)	Consists of (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power and (ii) 27,500 shares of Common Stock issuable pursuant to exercisable stock options and the vesting of RSUs issued in Donald Brennan’s name. Does not include 492,084 shares of Common Stock held by a grantor retained annuity trust over which Donald Brennan, the grantor, is precluded from exercising any power, including the power to vote or dispose of such shares. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(5)	Includes shares issuable pursuant to exercisable stock options and the vesting of RSUs in the following amounts: Mr. Coburn (17,500); Mr. Somers (27,000) and Mr. Stoops (24,000).

(6)	Consists of 19,400 shares of Common Stock issuable pursuant to exercisable stock options and 81,559 issued and outstanding shares of Common Stock, over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(7)	Consists of 40,300 shares of Common Stock issuable pursuant to exercisable stock options and 16,654 issued and outstanding shares of Common Stock, held jointly with Mr. Campbell’s spouse and over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(8)	Consists of 9,061 issued and outstanding shares of Common Stock over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(9)	Includes 17,400 shares of Common Stock issuable pursuant to exercisable stock options and 14,754 issued and outstanding shares of Common Stock over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(10)	Includes 331,450 shares of Common Stock issuable pursuant to exercisable stock options and the vesting of RSUs.

(11)	In a Schedule 13G reporting beneficial ownership as of December 31, 2008, Sterling Capital Management LLC reported that it is an investment adviser with the sole power to vote and dispose of these shares.

(12)	Consists of 1,178,166 issued and outstanding shares of Common Stock held subject to various trusts over which Ms. Oakley has voting control.

(13)	In a Schedule 13G reporting beneficial ownership as of December 31, 2008 and filed jointly by Janus Capital Management LLC and Janus Small Cap Value Fund, Janus Capital Management reported that it is an investment adviser and majority owner of certain other investment advisers whose holdings were aggregated and, as a result, shares the power to vote and dispose of 923,500 shares and that Janus Small Cap Value Fund is an investment company which owns 913,100 of these shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers, in particular the Named Executive Officers. The Compensation Committee of our Board of Directors, referred to as the Committee, seeks to attract, reward and retain executive officers and other key employees and motivate those individuals to achieve short-term and long-term corporate goals that enhance shareholder value. To meet these objectives, we have adopted the following overriding policies: pay compensation that is competitive with the practices of other leading companies providing outsourced customer services; pay for performance by setting challenging performance goals under our short- and long-term incentive programs that reward executives for exceptional performance; and provide the opportunity to receive significant incentives in the form of RSUs and other stock awards, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning the interests of our executive officers with those of our shareholders.

Our executive compensation program has three major elements which together comprise an executive’s total direct compensation: base salary, cash incentive awards for quarterly financial performance and achievement of individual management objectives under our Quarterly Incentive Plan, or QIP, and long-term compensation under our Long-Term Incentive Plan, or LTIP, and our 2006 Equity Compensation Plan, or 2006 Equity Plan. Awards under the LTIP may be paid in cash or equity, including RSUs, and may be subject to vesting.

We also provide deferred compensation benefits to our executive officers under our nonqualified deferred compensation plan, described more fully in the section entitled “Non-Qualified Deferred Compensation” and severance and change in control benefits under employment agreements with our executive officers. The material terms of the employment agreements with our named executive officers are described more fully in the section entitled “Executive Employment Agreements.” We provide a 401(k) plan and medical benefits to executive officers on the same basis as our other full-time employees and provide supplemental reimbursement to our executive officers for physical examinations and other wellness programs. We provide supplemental life insurance benefits equal to two times salary (subject to a maximum amount) and short- and long-term disability insurance benefits that pay a percentage of the executive’s salary up to a maximum amount. We do not provide a pension plan or supplemental executive retirement plan to any executive.

We have selected the foregoing elements of compensation because each addresses one or more of the principal objectives of our compensation policy. For instance, base salary and cash bonuses are set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our LTIP and equity grants under the 2006 Equity Plan are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

We also take economic and business conditions into account in setting executive compensation. As part of an overall cost reduction program to deal with the difficult business environment all companies face in 2009, management proposed certain reductions in compensation for 2009 with which the Committee agreed. Our CEO will receive a reduced base salary of $500,000 per annum through the end of 2009, a continuation of his voluntary 2008 base salary reduction. Base salaries for senior management at the Vice President level and above, including all other Named Executive Officers, were reduced by 10% in 2009. For all Named Executive Officers, any bonus payable under the QIP for each quarter of 2009 will be based on the salary actually earned by the executive during that quarter (reflecting the reduction in base salary), but target long-term compensation awards for 2009 will be based upon the executive’s original, unreduced salary (which, for our CEO, is his original $695,000 base salary). In addition, any reference in the CEO’s employment agreement to base salary or salary

(for example, in paragraph 6 (termination of employment generally), paragraph 8 (death) and paragraph 11 (termination of employment in connection with a change in control)) shall be deemed to refer to the CEO’s original $695,000 salary. Management also proposed and the Committee agreed to eliminate employer contributions to our 401(k), Nonqualified Deferred Compensation and Canadian Registered Retirement Savings Plans, in each case for the balance of 2009.

The Committee is responsible for approving the compensation of our executive officers, including their base salaries, target incentive awards under the QIP and LTIP and equity awards under the 2006 Equity Plan, as well as for approving the performance criteria and determining the achievement levels and payouts for our executive officers under the QIP and LTIP. The Committee reviews all components of the compensation of our Chief Executive Officer (“CEO”) including base salary, incentive and equity awards, the dollar value of perquisites and other personal benefits to the CEO and their cost to us, the value of outstanding equity awards held by the CEO and the benefits of our Non-Qualified Deferred Compensation Plan.

The CEO attends meetings of the Committee and makes recommendations concerning our compensation programs, the target incentive awards for the executive team and the financial targets on which incentive payments are to be made. The CEO annually reviews the performance of our executive officers and makes recommendations to the Committee regarding annual adjustments to their base salary. The CEO also makes recommendations concerning the setting of, and achievement of, individual management objectives for executive officers. The Committee discusses the CEO’s recommendations, but retains the ultimate authority to set the compensation of our executive officers. In addition, while the Committee discusses the CEO’s compensation package with him in a general manner, it conducts its deliberations and makes its decisions with respect to his compensation without him present.

The Committee has the sole authority to engage independent advisors and compensation consultants to assist in carrying out its responsibilities. The Committee engaged Aon Consulting (“Aon”) to assist in the development of the LTIP and in reviewing our March 13, 2006 employment agreement with the CEO. In 2008, the Committee engaged the Hay Group to benchmark compensation for our CEO and assist in reviewing our March 20, 2009 employment agreement with the CEO. In connection with both of the agreements for our CEO, the Committee reviewed a tally sheet covering all components of our CEO’s compensation and considered potential payouts in the event of termination of the CEO’s employment under the various scenarios described in the section entitled “Potential Payments on Separation or Change in Control.”

Setting Executive Compensation

We use marketplace data, including review of compensation packages of executives in comparable positions with other publicly held outsourced customer service and business process outsourcing companies, to set compensation levels for executive officers. In 2005 and 2007, the Committee engaged Aon to assist in benchmarking executive compensation using data from peer group companies, published surveys and Aon’s internal databases, which the Committee used as a reference point for setting base salaries and certain other elements of total direct compensation for 2006, 2007 and 2008. The 2007 peer group consisted of the following companies: APAC Customer Service Inc.; Convergys Corp.; GSI Commerce Inc.; Harte-Hanks, Inc.; Igate Corp.; PeopleSupport Inc.; Premier Global Services, Inc.; Sapient Corp.; Startek Inc.; Sykes Enterprises, Inc.; Syntel Inc.; TechTeam Global, Inc.; and Teletech Holdings, Inc. In 2008, the peer group used by the Hay Group to benchmark CEO compensation included all of the companies from Aon’s 2007 study along with Bowne & Co. We believe the 2008 peer group is representative of the companies with which we compete for executive talent.

Our goal is to target base salaries within the range of 85% to 115% of the midpoint of the range established based on marketplace data, including the benchmarking studies performed by Aon. In determining base salary, the Committee considers other factors such as job performance, skill set, the executive’s time in his or her position, internal consistency regarding pay levels for similar positions or skill levels within the Company and market conditions generally.

The Committee sets target incentive awards under the QIP and LTIP annually. As described more fully below, the Committee generally sets targets for performance awards under the QIP and LTIP that require significant year over year improvement in financial performance with the expectation that actual payments under these plans will result in total direct compensation for our executive officers that fall within 85% to 115% of the midpoint of total direct compensation reflected in the marketplace data, including the benchmarking studies performed by Aon. The target total direct compensation for particular executives may fall outside the target range in consideration of the factors discussed in the immediately preceding paragraph, but the Committee seeks to insure that average target total direct compensation for the executive officers as a group falls within this range. In particular, the Committee believes that the target total direct compensation for the CEO should be set at a higher level (closer to the 75th percentile rather than the midpoint) in consideration of the breadth of his duties and responsibilities, which include responsibility as President, and in recognition of the extensive contributions he has made to the Company during his long tenure with us.

We intend to update our compensation benchmarking study periodically and to continue to evaluate our executive compensation program in light of those updates.

Base Salary

The Committee reviews the base salaries of our executive officers annually, as provided for in their employment agreements and as part of our annual performance review process. In February 2008, our CEO proposed a temporary reduction in his annual base salary from $695,000 to $500,000 per annum commencing March 1, 2008 and ending December 31, 2008. He made this proposal with the purpose of reducing our 2008 compensation expense. The Committee accepted this proposal, recognizing that it was not intended to reflect any critical view of the CEO’s performance. The base salaries of all other executive officers were increased in 2008. In February 2008, the base salary of John Campbell was increased 10% to $283,250, effective January 1, 2008, in order to align his base salary and total cash compensation to the midpoint of the range disclosed in Aon’s 2007 study and was increased an additional 3% to $292,000 in July 2008 in recognition of his performance. In recognition of their performance, the base salaries of the other named executive officers were increased by 3% in July 2008 to the following amounts – John Magee ($371,000), Vincent Paccapaniccia ($295,000) and Guy Gray ($358,000). The base salary of our CEO represents approximately 33% of his target total direct compensation and the base salaries for our other executive officers generally represent between 40% and 45% of their target total direct compensation.

Base salaries for executives were reduced in 2009, as described above.

Cash Incentive Awards Under the QIP

We provide cash incentive awards to executive officers under the QIP. The QIP is governed by the terms of the ICT Group, Inc. Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for cash payments for achievement of quarterly and annual goals. Under the Incentive Plan, the CEO recommends objective performance goals and threshold and maximum award amounts for each executive officer. The objective performance goals may be based on financial targets for the Company as a whole or for the executive’s business unit, as well as on individual management objectives that reflect important business goals, such as cost reduction or business expansion. The Committee is free to accept or modify the CEO’s recommendations. The maximum award amount for each executive is principally based upon the executive’s job level – the higher the level of responsibility of the executive within the Company, the greater the cash incentive portion of that executive’s total cash compensation. To help achieve our goal of retaining key talent, participants in the QIP must be actively employed with us at the time of payment to receive an award, unless the Committee determines otherwise. The Committee sets the QIP performance goals and award amounts for each year during or before the Committee’s regularly scheduled meeting in February of that year. Cash incentives under the QIP represent approximately 33% of the target total direct compensation of our CEO and between 33% and 45% of the target total direct compensation of our other executive officers.

The Committee believes that a substantial portion of each executive’s QIP award should be based upon the achievement of financial goals that are important to our shareholders. The Company and the Committee believe that our shareholders value and measure us based principally on earnings and thus incentive targets based upon increasing net income, earnings before tax (“EBT”) or earnings per share (“EPS”) are the most appropriate targets. For the past several years, one of our principal goals has been to grow earnings faster than revenue by increasing our operating margin, which is the ratio of operating income to revenue. The quarterly earnings targets for the QIP have been set with this goal in mind, so as to incentivize achievement of our operating margin goals. The Committee also believes that most, if not all, of our CEO’s QIP award should be based upon the achievement of quarterly earnings targets while the goals relating to the QIP awards for other executive officers should be allocated between achievement of quarterly earnings targets and achievement of individual management objectives that are quantifiable and tailored to the executive’s specific responsibilities and skill set.

The QIP for 2008, and the goals it contemplated, were consistent with the overall objectives discussed above. At its February 2008 meeting, the Committee determined that corporate EBT would be used as the financial target and it set threshold and maximum EBT targets for each quarter. EBT was chosen as the earnings target, rather than net income or earnings per share, because most of our executives do not control our corporate tax rates, which can vary quarter to quarter and year to year and substantially impact income after tax. The threshold and maximum targets, aggregated for fiscal 2008, were 247% and 434%, respectively, above the adjusted EBT1 we achieved in 2007. The Committee also set the maximum QIP award amounts for each executive officer, stated as a percentage of the base salary they earned during each fiscal quarter. For our named executive officers, those maximum award percentages were, John Brennan and John Campbell – 100%; John Magee, Vincent Paccapaniccia and Guy Gray – 75%.

One hundred percent of our CEO’s QIP payment was based on achievement of the EBT targets. For all other executive officers, two-thirds of the QIP payment was based on achievement of the EBT targets (or in the case of certain executives with business unit level responsibilities, including Messrs. Magee and Gray, a combination of the EBT targets and business unit financial targets or in the case of certain sales executives, including Mr. Campbell, a combination of the EBT targets and sales targets) and one-third was based upon achievement of individual management objectives as to which performance was evaluated by the Committee at the middle and the end of the year. It is our intent to set individual management objectives to reach an average achievement level of 80% across the organization and achievement levels for executives may be proportionally adjusted to achieve that overall goal. In addition, greater weighting may be given to achievement during the first or second halves of the year. The portion of the QIP payment tied to quarterly EBT targets was allocated equally among the four quarters of the year with executives eligible to receive between 25% of the quarterly amount, if the threshold target was achieved, and 100% of that amount, if the maximum target was achieved, calculated on a straight line basis. No payment was made for a quarter if EBT was below the threshold level for that quarter. Unless the Committee determined that it was otherwise in our best interests to make payments with respect to the achievement of individual objectives, no payment was to be made for individual objectives unless at least one payment for quarterly EBT targets was earned. We failed to achieve the threshold level of EBT in each quarter of 2008; consequently, there were no payments for corporate EBT or individual management objectives for 2008.

The individual objectives of our Named Executive Officers related to their areas of responsibility and were as follows:

Mr. Campbell – objectives related to developing and implementing tactical sales plans, developing marketing plans, implementing a solutions development team, revising the sales compensation plan and achieving sales targets, among others.

[1]	For comparison purposes, 2007 EBT was adjusted to eliminate the effect of tax charges and charges relating to restructuring and exit activities, litigation costs, a client claim and a write off of merger and acquisition advisory costs incurred in 2007. Adjusted 2007 EBT was $2,444,000.

Mr. Magee – objectives related to meeting call center capacity targets, improving client satisfaction, controlling labor, facility and training costs, reducing attrition of call center agents, reducing service level credits assessed by clients and implementing home-based agent programs, among others.

Mr. Paccapaniccia – objectives related to controlling capital expenditures and reducing accounts receivable DSO, maintaining bank and analyst relationships, creating a financial analysis function and improving the quarterly close process, among others.

Mr. Gray – objectives specific to each country in his division and related to improving management teams, controlling labor costs, meeting production forecasts, locating new facilities and developing sales and marketing plans, among others.

Our Named Executive Officers were eligible to receive and earned the following amounts under the QIP for 2008:

Named Executive Officer	Base Salary $	Maximum QIP Award Amount $	Payment for Business Unit or Sales Targets $	Payment for Individual Objectives $	Total QIP Payment $
John Brennan	537,548	537,548	—	Not Applicable	—

John Campbell	286,829	286,829	84,355	—	84,355

John Magee	365,246	273,935	6,306	—	6,306

Vincent Paccapaniccia	290,292	217,719	—	—	—

Guy Gray	353,816	265,362	—	—	—

All of the payments identified above were made on a quarterly basis.

In February 2009, the Committee approved the elements of the QIP for 2009 consistent with the objectives described above and with the elements of the QIP for 2008, including maximum award percentages. The financial objectives for John Magee and Guy Gray, who have business unit level responsibilities, include business unit financial targets along with corporate EBT targets and the financial objectives of John Campbell include sales targets along with corporate EBT targets. The financial objectives for John Brennan and Vincent Paccapaniccia are based on corporate EBT targets alone.

Long-Term Compensation

We provide long-term compensation to executive officers pursuant to the LTIP and the 2006 Equity Plan, both of which were approved by our board and shareholders in 2006. The Committee believes that the LTIP and 2006 Equity Plan, taken together, meet the objectives of retaining executives with the leadership abilities necessary to increase long-term shareholder value while aligning the interests of those executives with our shareholders.

As described more fully below, the LTIP promotes outstanding performance by having award value tied to both performance over time and future service over time. We have created an executive retention incentive by having the award value determined, and the award itself then vest, over a period of years. The Committee has the discretion to pay LTIP awards in equity (drawn from the 2006 Equity Plan) in order to align the interests of our executives with our shareholders. The LTIP provides for LTIP Performance Awards and Performance Vested RSU Grants, as described below. Unless the Committee determines otherwise or a participant’s employment or grant agreement provides otherwise, participants in the LTIP must be employed on the last day of the performance period to be eligible for an award for that performance period and must be employed at the time of vesting of an award in order to receive that award. However, the LTIP does provide for achievement, payment and vesting of awards in the event of death, disability, retirement or change in control, as more fully described in the section entitled “Potential Payments on Separation or Change in Control.” The Committee may permit participants to defer receipt of awards pursuant to our Nonqualified Deferred Compensation plan or another comparable deferred compensation plan.

Under the 2006 Equity Plan, the Committee may grant incentive and nonqualified stock options, shares of Common Stock, stock appreciation rights, RSUs and other stock – based awards to any of our employees, including our executive officers. In addition, the Committee has authorized our CEO to issue options or RSUs upon hiring or promoting certain senior-level employees who are not executive officers, subject to certain guidelines on the amount and terms of each grant as well as a limit on the total number of shares that may be granted within a prescribed period. At March 31, 2009, approximately 94,962 shares were available for grant under the 2006 Equity Plan, including for equity grants under the LTIP. Equity awards under the 2006 Equity Plan may be subject to performance criteria, as determined by the Committee, and will typically vest or become exercisable over time; provided the executive is employed at the time of vesting. Time or service-based awards provide an executive retention incentive as well as motivate future performance and align the interests of our executives with our shareholders by providing an incentive to increase the value of our shares. The Committee expects that most grants under the 2006 Equity Plan to executive officers will be in the form of RSUs. The 2006 Equity Plan provides all participants certain rights and benefits upon disability, death, termination or change in control, including the vesting of outstanding equity grants in the event of a change in control (as defined in the 2006 Equity Plan).

In 2006 and 2007, our target long-term compensation was composed entirely of performance-based awards. Aon’s 2007 benchmarking study indicated that most long-term compensation plans included time-based awards and recommended that the Committee consider dividing target long-term compensation equally between a performance-based award and a time-based award. In an effort to motivate future performance by, and retention of, our executive officers, and with the Aon study as a reference point, the Committee decided that target long-term compensation for 2008 and 2009 would be divided equally between a performance-based award and a time-based award. For both 2008 and 2009, our CEO’s total long-term compensation target award amount is 100% of base salary and is divided equally between the target amount for his LTIP performance award (50%) and his time-based award (50%), described below. For both 2008 and 2009, the total long-term compensation target award amount for our other Named Executive Officers is 75% of base salary and is also divided equally between the target amount for their LTIP performance awards (37.5%) and their time-based awards (37.5%), described below. The Committee intends to review target award amounts and the allocation between performance- and time-based awards annually against marketplace data to insure that the overall goals of our executive compensation program are being achieved, but is committed to tying at least 50% of target long-term compensation to performance-based awards.

LTIP Performance Awards

The LTIP provides for performance awards, set as a percentage of an executive’s base salary, that are earned for achievement of goals over a performance period of several years. At the beginning of each performance period, which is generally expected to be three calendar years, the Committee establishes threshold, target and stretch performance goals for each year of the performance period and corresponding threshold, target and maximum award amounts for achievement of those performance goals. The performance goals may be based upon a number of financial measures applicable to the Company as a whole or to the executive’s business unit, including EBT, EPS, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), net cash flow and return on equity. Target award amounts for executives may be based on a number of factors including market competitiveness of the position, job level, past individual performance and expected contribution to future Company performance. Generally, each year in the performance period is measured on a stand-alone basis, with the Committee reviewing and certifying the achievement of performance goals and award amounts after the end of each year. To determine the level of achievement of the performance goals and the corresponding award amounts, the Committee may interpolate between the threshold, target and maximum levels. The awards so determined, which are expressed as a dollar amount, may be paid in any combination of cash, shares or RSUs as the Committee authorizes and may be subject to such vesting schedules as the Committee may impose. The Committee will use the fair market value of our Common Stock on the award date (typically in February of the year following the year for which the award was earned) to convert the award to shares or RSUs.

The Committee expects to approve three-year LTIP performance awards every year. In February 2007, the Committee approved target performance awards for the three-year period beginning January 2007 and ending December 2009 (the 2007 Plan); in February 2008 approved target performance awards for the three-year period beginning January 2008 and ending December 2010 (the 2008 Plan) and in February 2009 approved target performance awards for the three-year period beginning January 2009 and ending December 2011 (the 2009 Plan). The Committee has elected to use EBT targets as the performance goals for each of these Plans and has set those targets consistent with our operating margin goals. EBT was chosen as the performance goal for the same reason as EBT was chosen as the performance goal for the QIP, as discussed above. The EBT goals in the 2007 Plan and 2008 Plan reflected significant year over year increases from the EBT we achieved in the year immediately preceding the first year of each plan. Based on current business conditions and projections, the EBT goals for the remaining years in the 2007 Plan and 2008 Plan will probably not be achieved. As a result, the target award amounts for these Plans are not reflected in the table below. The EBT targets for the 2009 Plan were set lower than the corresponding targets in the 2007 and 2008 Plans; however, the target EBT for fiscal 2009 reflects a very significant increase over the adjusted EBT we achieved in 20082 with the average year over year increase in target EBT for the three years of the 2009 Plan being approximately 691%.

The target award amounts for LTIP performance awards are expected to be allocated equally over the three years of each performance period and paid on an annual basis for achievement of the performance goals in each year. Our executives would have the ability to earn 50% of the target award amount for achievement of the threshold performance goal and 150% of the target award amount for achievement of the stretch performance goal. There is no payment for EBT below the threshold level. By setting the awards as a fixed number – a percentage of base salary – our executives can more easily determine the value of the award to them and we can more easily plan and measure the accounting cost of these awards to the Company. To the extent awards are paid in shares or RSUs, our executives share in the risks and rewards of share ownership, aligning their interests with those of our shareholders. In addition, since RSUs provide immediate value to executives once vested, while the value of stock options is dependent on future increases in the value of our Common Stock, we may be able to realize the same retention value from a smaller number of RSUs as compared to stock options.

Set forth in the table below are the threshold, target and stretch award amounts for our CEO and the other Named Executive Officers as allocated over the three years of the 2009 Plan and expressed as a percentage of base salary.

	CEO			All Other Named Executive Officers
	2009	2010	2011	2009	2010	2011
Threshold	8.33%	8.33%	8.33%	6.25%	6.25%	6.25%
Target	16.67%	16.67%	16.67%	12.50%	12.50%	12.50%
Stretch	25.00%	25.00%	25.00%	18.75%	18.75%	18.75%

Payments Under the 2007 and 2008 Plans: No performance-based awards have been made to date under the 2007 and 2008 Plans (or the prior 2006 Plan) because the threshold EBT levels for 2007 and 2008 under those plans were not achieved. Any award for achievement of 2009 EBT under the 2007 Plan, if earned, would be paid in cash or RSUs, at the discretion of the Committee, vesting 100% on the date of the award. The Committee may

[2]	For comparison purposes, 2008 EBT was adjusted to eliminate the effect of charges relating to restructuring, asset impairments and an adjustment for a government grant. Adjusted 2008 EBT was ($1,116,000).

pay any awards earned under the 2008 Plan in cash or RSUs, with any award for achievement of 2009 EBT vesting in two equal, annual installments commencing on the award date in February 2010 and any award for achievement of 2010 EBT, if earned, vesting in a single installment on the award date in February 2011.

Payments Under the 2009 Plan: The Committee may pay any awards earned under the 2009 Plan in cash or RSUs with any award for 2009 EBT vesting in three equal, annual installments beginning on the award date in February 2010, any award for 2010 EBT vesting in two equal, annual installments commencing on the award date in February 2011 and any award for 2011 EBT vesting in a single installment on the award date in February 2012.

Performance – Vested RSU Grants.

In addition to target awards described above, the Committee may award performance-vested RSU grants under the LTIP in the form of Common Stock or stock units which vest with reference to the performance goals specified by the Committee. The performance goals applicable to a particular performance-vested RSU grant do not have to be identical to the specific performance goals applicable to LTIP performance awards. Except as may be otherwise provided in the relevant performance-vested RSU grant award agreement, all performance-vested RSU grants will be subject to the terms and conditions applicable to LTIP performance awards described above.

The Committee authorized two performance-vested RSU grants to our CEO pursuant to the employment agreement we signed on March 20, 2009. Subject to meeting the applicable performance and vesting criteria, he will receive 75,000 RSUs on the first anniversary of the date of his agreement, which will vest 33 1/3% on each of the second, third and fourth anniversaries of the date of his agreement, contingent on our EBT for 2009. He will receive between 25% and 100% of the RSUs based on our EBT as compared to a target contained in our annual business plan for 2009. No RSUs will be awarded to Mr. Brennan in the event of attainment of less than 70% of the target. Also, subject to meeting the applicable performance and vesting criteria, Mr. Brennan will receive 75,000 RSUs on the second anniversary of the date of his agreement, which will vest 50% on each of the third and fourth anniversaries of the date of his agreement, contingent on our EBT for 2010. He will receive between 25% and 100% of the RSUs based on our EBT as compared to a target contained in our annual business plan for 2010. No RSUs will be awarded to Mr. Brennan in the event of attainment of less than 70% of the target for 2010.

Our CEO received a performance–vested RSU grant in 2007 pursuant to the employment agreement we signed on March 13, 2006. Based upon our 2006 EBT, he received a total of 83,108 RSUs which vest in three equal, annual increments on the second, third and fourth anniversaries of the date of his employment agreement.

Time-Based Awards.

For 2008, our executive officers received 50% of their long-term compensation award in the form of a time-based grant of RSUs that vests over a period of years as a retention vehicle. The number of RSUs comprising this time-based grant was computed by dividing the applicable target award amount (50% of base salary for our CEO and 37.5% of base salary for our other named executive officers, respectively) by the closing price of our shares on February 29, 2008 which resulted in the following awards of RSUs: John Brennan (40,460); John Campbell (12,370); John Magee (15,720); Guy Gray (15,280) and Vincent Paccapaniccia (12,490). These RSU awards will vest in three equal, annual installments commencing February 28, 2009.

For 2009, our executive officers received 50% of their long-term compensation award in the form of a time-based award payable in cash or shares of Common Stock, at the discretion of the Committee, and vesting in three equal annual installments commencing February 26, 2010. The target award amount (50% of base salary for our CEO and 37.5% of base salary for our other Named Executive Officers, respectively) results in the following target award values: John Brennan ($347,500); John Campbell ($109,500); John Magee ($139,100); Guy Gray ($134,300) and Vincent Paccapaniccia ($110,600). If the Committee determines to pay an installment of this award in shares of Common Stock at the time of vesting, the number of shares shall be determined by dividing the dollar amount of the installment by the price of our Common Stock on the vesting date. If the Committee determines to pay an installment of this award in cash at the time of vesting, the dollar amount of the installment is subject to reduction if, and to the proportionate extent that, the price of our Common Stock has declined between the award date in February 2009 and the vesting date. As a result, our executives are motivated to perform in an effort to maintain or increase the price of our Common Stock.

Pursuant to his March 20, 2009 employment agreement, our CEO received 150,000 RSUs on March 20, 2009, which vest in four equal, annual increments beginning on the first anniversary of the agreement. Vested units are generally paid 50% in cash, valued at the fair market value of our Common Stock on the vesting date, within 30 days of the vesting date, and 50% in Common Stock within 30 days of the vesting date, unless Mr. Brennan has made a valid deferral election as to the timing of payment under the terms of a Company deferred compensation arrangement. In the event that the amount of a vested award is payable to Mr. Brennan at a time when some or all of such amount would be nondeductible under Section 162(m) of the Internal Revenue Code (the “Code”), Mr. Brennan will defer 50% of the amount until such time as the deferred amount may be paid without adverse tax consequences to the Company. Mr. Brennan retains the right to determine which form of payment (cash or Common Stock) will be deferred.

The Committee granted a 23,450 RSU award to Mr. Gray upon joining the Company in October 2007 which vests in four, equal, annual increments commencing one year after the grant date.

The Committee granted three time-based awards to our Named Executive Officers in 2006. Pursuant to his employment agreement, our CEO received 100,000 RSUs on March 13, 2006, which vest in four equal, annual increments beginning on the first anniversary of the agreement. Vested units are paid 50% in cash, valued at the fair market value of our Common Stock on the vesting date and 50% in Common Stock. In the event that the amount of a vested award is payable at a time when some or all of such amount would be nondeductible under section 162(m) of the Code, the CEO agreed to defer 50% of the amount until such time as the deferred amount can be paid without adverse tax consequences to the Company. The Committee also granted John Magee and Vincent Paccapaniccia 10,000 RSUs each, in recognition of their support of our public offering that closed in April 2006. These RSUs were granted on July 31, 2006 (two business days after we announced our financial results for the second quarter ended June 30, 2006) and vest in four equal, annual increments commencing one year after the grant date.

Grant Process.

The Committee grants equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective as of the date of approval or a predetermined future date (for example, two business days after earnings are announced). Grants approved by unanimous written consent become effective as of the date all members sign the consent or as of a predetermined future date. All stock option grants have a per share exercise price equal to the fair market value of our Common Stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock.

Adjustment of Performance Goals

The QIP and the LTIP give the Committee the authority to adjust performance goals and target awards to reflect, among other things, a change in corporate capitalization, a corporate transaction such as a merger, acquisition or reorganization, a change in applicable accounting rules or corporate laws or the occurrence of another extraordinary event. The Committee also has the discretion to adjust QIP performance goals and target awards to eliminate the effect of charges, such as restructuring and tax charges that are not reflective of our ordinary operating results. The Committee makes such adjustments only when it considers them to be appropriate, necessary to properly motivate and reward executives, and in the best interests of the Company and its shareholders. In addition, the Committee considers the requirements of section 162(m) of the Code in making adjustments to awards under the LTIP. The Committee adjusted QIP targets for 2006 and EBT targets in the 2006 LTIP plan to reflect the impact of our 2006 public offering of Common Stock and our 2006 acquisition of Proyectar Connect S.A. The Committee did not adjust QIP or LTIP performance goals or target awards in 2007 or 2008.

The Committee also has the discretion to pay for achievement of individual management objectives under the QIP even if we do not achieve a payment for a quarterly earnings target under the QIP. The Committee exercised that discretion on one occasion to make a partial payment for individual objectives for 2007.

Tax Considerations

Section 162(m) of the Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. The LTIP has been designed so that awards may be exempt from the deduction limit under section 162(m) for qualified performance-based compensation. In addition, certain awards under the 2006 Equity Plan would be exempt as qualified performance-based compensation. Moreover, executive officers may defer their cash compensation under our Nonqualified Deferred Compensation Plan in order to meet the limits on deductibility, and our CEO has specifically agreed to defer a portion of his compensation as described in “Time-Based Awards” above. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. We believe that no part of the Company’s tax deduction for compensation paid to the Named Executive Officers for 2008 will be disallowed under Section 162(m).

The Committee will continue to monitor the tax consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2008 and, based on such review and discussions, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

John A. Stoops, Chairman

Gordon Coburn

SUMMARY COMPENSATION

The following table shows compensation information for the years ended December 31, 2008, 2007 and 2006 for our Named Executive Officers.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)(6)	Total ($)
John J. Brennan	2008	537,548	—	895,534	—	—	129,640	1,562,722
	2007	694,860	—	1,199,218	—	—	131,844	2,025,922
	2006	674,039	—	1,180,644	—	377,982	184,191	2,416,856

Vincent A. Paccapaniccia	2008	290,292	—	92,607	—	—	16,265	399,164
	2007	275,096	—	64,409	—	28,972	7,903	376,380
	2006	251,874	—	30,877	—	125,628	8,304	416,683

John L. Magee	2008	365,246	—	100,444	—	6,306	8,594	480,590
	2007	354,808	—	65,126	—	35,881	7,531	463,346
	2006	332,969	—	32,304	—	161,250	7,839	534,362

John D. Campbell	2008	286,829	—	30,180	—	84,355	11,096	412,460
	2007	253,606	—	3,877	—	69,293	4,951	331,727
	2006	247,093	—	7,788	—	188,264	4,851	447,996

Guy T. Gray(7)	2008	353,816	—	99,731	—	—	—	453,547
	2007	94,231	—	11,007	—	52,208	—	157,446

(1)	This column represents the dollar amount recognized for financial statement reporting purposes for each fiscal year presented with respect to RSUs for each of the named executives, computed in accordance with SFAS 123R. There were no RSUs or other stock awards granted prior to 2006 and no equity awards issued in 2007. These amounts reflect the Company’s compensation expense in 2006, 2007 and 2008 for the following RSU awards: (i) with respect to Messrs, Brennan, Paccapaniccia, Magee, and Campbell, an RSU award received in partial payment of an annual incentive for 2005; (ii) with respect to each of Messrs. Magee and Paccapaniccia, a 10,000 RSU award granted in 2006; (iii) with respect to Mr. Brennan, a performance-vested grant of 83,108 RSUs received for 2006 performance and a 100,000 RSU grant received on March 13, 2006, both pursuant to the employment agreement we signed in 2006; (iv) with respect to Mr. Gray a 23,450 RSU grant he received on hire in October 2007; and (v) with respect to all Named Executive Officers, a time-based award of RSUs granted in February 2008 as part of long term compensation for 2008. These amounts do not necessarily correspond to the actual value that will be recognized by the named executives. For information regarding the number of shares subject to 2008 awards, other features of the awards and the grant date fair value of the awards, see the Compensation Discussion and Analysis and the Grants of Plan-Based Awards Table.

(2)	All of the named executives have stock option awards, with the exception of Mr. Gray, which were fully vested at December 31, 2005 and thus no compensation expense was recognized for financial statement reporting purposes for 2006, 2007 and 2008 with respect to stock options.

(3)	This column represents the total cash incentive payments earned during the fiscal year pursuant to the QIP.

(4)

This column includes the following payments made in 2008: (i) Company contributions of $4,600 to the Company’s 401(k) tax–qualified employee savings and retirement plan on behalf of each of Messrs. Brennan, Paccapaniccia, Magee and Campbell; (ii) Company contributions to the Company’s nonqualified deferred compensation plan on behalf of each of Messrs. Brennan, Paccapaniccia and Magee in the amounts of $16,126, $3,193, and $2,400, respectively; (iii) premiums paid by the Company in the amounts of $65,835, $558 and $451 for life insurance on behalf of Messrs. Brennan, Magee and Campbell, respectively; (iv) supplemental wellness benefits of $2,881, $8,473, $1,036 and $6,045 paid by the Company on behalf of Messrs. Brennan, Paccapaniccia, Magee and Campbell, respectively; (v) lease payments paid by the Company in the amount of $15,108 for an automobile leased on behalf of Mr. Brennan; and (vi) financial planning services paid by the Company in the amount of $25,090 for the benefit of Mr. Brennan.

(5)	This column includes the following payments made in 2007: (i) Company contributions of $4,500 to the Company’s 401(k) tax–qualified employee savings and retirement plan on behalf of each of Messrs. Brennan, Paccapaniccia, Magee and Campbell; (ii) Company contributions to the Company’s nonqualified deferred compensation plan on behalf of each of Messrs. Brennan, Paccapaniccia and Magee in the amounts of $21,457, $3,403 and $2,000, respectively; (iii) premiums paid by the Company in the amounts of $65,859, $558 and $451 for life insurance on behalf of Messrs. Brennan, Magee and Campbell, respectively; (iv) supplemental wellness benefits of $2,882 and $473 paid by the Company on behalf of Messrs. Brennan and Magee, respectively; (v) lease payments paid by the Company in the amount of $15,113 for an automobile leased on behalf of Mr. Brennan; and (vi) financial planning services paid by the Company in the amount of $22,033 for the benefit of Mr. Brennan.

(6)	This column includes the following payments made in 2006: (i) Company contributions of $4,400 to the Company’s 401(k) tax–qualified employee savings and retirement plan on behalf of each of Messrs. Brennan, Paccapaniccia, Magee and Campbell; (ii) Company contributions to the Company’s nonqualified deferred compensation plan on behalf of each of Messrs. Brennan, Paccapaniccia and Magee in the amounts of $41,392, $3,904 and $2,000, respectively; (iii) premiums paid by the Company in the amounts of $65,863, $558 and $451 for life insurance on behalf of Messrs. Brennan, Magee and Campbell, respectively; (iv) supplemental wellness benefits of $2,882 and $881 paid by the Company on behalf of Messrs. Brennan; and Magee, respectively; (v) lease payments paid by the Company in the amount of $14,776 for an automobile leased on behalf of Mr. Brennan and (vi) financial planning services paid by the Company in the amount of $54,878 for the benefit of Mr. Brennan.

(7)	Mr. Gray joined the Company in September 2007.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table details the potential payout that could have been earned under the 2008 QIP by our Named Executive Officers, the potential value of the 2008 Plan under the LTIP for our Named Executive Officers and the grant date fair value of the time-based award provided to our Named Executive Officers as part of long-term compensation for 2008. (See footnotes below and the Compensation Discussion and Analysis for a further description.)

			Potential Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Restricted Stock Units (#) (3)	Closing Price on Grant Date ($/sh)	Grant Date Fair Value of Stock Award ($)
John J. Brennan	2/29/2008	(1)	134,387	335,968	537,548
	2/29/2008	(2)	173,750	347,500	521,250
	2/29/2008	(3)				40,460	8.59	347,551

Vincent A. Paccapaniccia	2/29/2008	(1)	54,430	136,074	217,719
	2/29/2008	(2)	53,625	107,250	160,875
	2/29/2008	(3)				12,490	8.59	107,289

John L. Magee	2/29/2008	(1)	68,484	171,209	273,935
	2/29/2008	(2)	67,500	135,000	202,500
	2/29/2008	(3)				15,720	8.59	135,035

John D. Campbell	2/29/2008	(1)	71,707	179,268	286,829
	2/29/2008	(2)	53,119	106,238	159,356
	2/29/2008	(3)				12,370	8.59	106,258

Guy T. Gray	2/29/2008	(1)	66,341	165,851	265,362
	2/29/2008	(2)	65,625	131,250	196,875
	2/29/2008	(3)				15,280	8.59	131,255

(1)	Represents the potential value of the 2008 QIP for each named executive. The 2008 QIP had performance targets established for fiscal year 2008. The potential payouts are made in cash. All of the potential payments were performance-driven and therefore completely at risk. No payments were actually made for quarterly EBT targets though for Messrs. Magee and Campbell, payments were made for achievement of business unit and sales targets, respectively. A more specific description of the QIP and the payments actually made for 2008 is in the Compensation Discussion and Analysis.

(2)	Represents the potential value of the 2008 Plan under the LTIP for each named executive. The 2008 Plan has performance targets established for fiscal years 2008, 2009 and 2010. The potential payouts can be made in cash or RSUs, as determined by the Compensation Committee. All of the potential payments are performance-driven and therefore completely at risk. The threshold performance target for fiscal 2008 was not achieved, resulting in no payment for 2008, and the threshold performance targets for fiscal 2009 and 2010 are not likely to be achieved. A more specific description of the LTIP, including the 2008 Plan, is in the Compensation Discussion and Analysis.

(3)	Represents the time-based award granted as part of long-term compensation in 2008 for each Named Executive Officer. The grant date fair value is computed by multiplying the total number of RSUs awarded by the closing price of our Common Stock on the grant date; however, these awards vest in three equal, annual installments commencing February 28, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table shows all outstanding equity awards held by our Named Executive Officers on December 31, 2008.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
		Exercisable
John J. Brennan	2/15/2000	44,000	10.71	2/15/2010	3/13/2006	(2)	50,000	229,000
	2/6/2001	28,200	8.75	2/6/2011	3/13/2006	(3)	55,400	253,732
	2/5/2002	27,300	16.90	2/5/2012	2/29/2008	(4)	40,460	185,307

Vincent A. Paccapaniccia	2/15/2000	14,000	10.71	2/15/2010	7/31/2006	(2)	5,000	22,900
	2/5/2002	3,400	16.90	2/5/2012	2/29/2008	(4)	12,490	57,204

John L. Magee	2/23/1999	8,000	3.40	2/23/2009	7/31/2006	(2)	5,000	22,900
	2/15/2000	7,000	10.71	2/15/2010	2/29/2008	(4)	15,720	71,998
	2/6/2001	7,400	8.75	2/6/2011
	2/5/2002	5,000	16.90	2/5/2012

John D. Campbell	2/15/2000	25,200	10.71	2/15/2010	2/29/2008	(4)	12,370	56,655
	2/6/2001	8,900	8.75	2/6/2011
	2/5/2002	6,200	16.90	2/5/2012

Guy T. Gray					10/29/2007	(2)	17,588	80,553
					2/29/2008	(4)	15,280	69,982

(1)	All exercisable stock option awards are fully vested as of December 31, 2008.

(2)	These awards have a four-year vesting schedule with 25% vesting annually on the first four anniversaries of the date of grant.

(3)	This award has a three-year vesting schedule with one-third vesting annually on the second, third and fourth anniversaries of the date of grant.

(4)	These awards have a three-year vesting schedule with one-third vesting annually on the first, second and third anniversaries of the date of grant.

(5)	The indicated values were determined by multiplying the number of unvested awards shown in the table by $4.58, the closing price of the Common Stock on December 31, 2008.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our Named Executive Officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (6)	Value Realized on Vesting ($)(7)
John J. Brennan(1)	33,800	186,914	38,382	403,702

Vincent A. Paccapaniccia(2)	4,600	—	2,830	22,963

John L. Magee(3)	20,300	82,991	2,128	23,856

John. D. Campbell(4)	11,100	15,318	348	4,848

Guy T. Gray(5)	—	—	3,967	25,089

(1)	Mr. Brennan exercised options to purchase 33,800 shares on January 11, 2008 with an exercise price of $3.40 and market price of $8.93. Upon the lapse of restrictions on RSUs, Mr. Brennan acquired 1,611 shares with a market price of $8.83 on February 21, 2008; 27,912 shares with a market price of $8.25 on March 13, 2008 and 8,859 shares with a market price of $4.12 on December 21, 2008 (deferred from March 13, 2007 pursuant to Mr. Brennan’s employment agreement). On March 13, 2008, he received, in cash, the value of 12,500 shares with a per share market price of $8.25 (see “Time-Based Awards” in the Compensation Discussion and Analysis).

(2)	Mr. Paccapaniccia exercised options to purchase 4,600 shares on August 7, 2008 with an exercise price of $8.75 and market price of $8.60. Upon the lapse of restrictions on RSUs, Mr. Paccapaniccia acquired 330 shares with a market price of $8.83 on February 21, 2008 and 2,500 shares with a market price $8.02 on July 31, 2008.

(3)	Mr. Magee exercised options to purchase 5,000 shares on January 10, 2008 with an exercise price of $4.88 and market price of $9.15; 5,000 shares on January 17, 2008 with an exercise price of $4.88 and market price of $8.95; 5,500 shares on January 30, 2008 with an exercise price of $4.88 and market price of $8.35 and 4,800 shares on February 27, 2008 with an exercise price of $3.40 and market price of $8.01. Upon the lapse of restrictions on RSUs, Mr. Magee acquired 431 shares with a market price of $8.83 on February 21, 2008 and 1,697 shares with a market price of $8.02 on July 31, 2008.

(4)	Mr. Campbell exercised options to purchase 11,100 shares on October 15, 2008 with an exercise price of $3.40 and market price of $4.78. Upon the lapse of restrictions on RSUs, Mr. Campbell acquired 348 shares with a market price of $8.83 on February 21, 2008.

(5)	Upon the lapse of restrictions on RSUs, Mr. Gray acquired 3,967 shares with a market price of $4.28 on October 29, 2008.

(6)	The number of shares acquired on vesting does not include shares withheld by the Company, at the election of the holder, to satisfy the Company’s minimum income tax withholding obligation. RSUs withheld totaled 16,646 for Mr. Brennan, 803 for Mr. Magee, 201 for Mr. Campbell and 1,895 for Mr. Gray.

(7)	The value realized on vesting includes the compensation associated with RSUs that were withheld by the Company at the holder’s request to pay the Company’s minimum income tax withholding obligation. The compensation associated with these RSUs withheld totaled $122,663 for Mr. Brennan, $6,440 for Mr. Magee, $1,775 for Mr. Campbell and $8,111 for Mr. Gray.

Non-Qualified Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, the ICT Group, Inc. Non-Qualified Retirement Plan (“Non-Qualified Plan”), which allows eligible employees, including executive officers, to voluntarily defer a portion of their cash compensation, until a date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. The Non-Qualified Plan was adopted in 2005 to comply with rules for deferred compensation plans imposed by the American Jobs Creation Act of 2004 and has been structured to comply with Section 409A of the Code 3. The amount participating employees are permitted to defer is limited based upon their job level. The maximum permitted deferrals for our CEO and the other Named Executive Officers are 50% of the first $1,500,000 of compensation and 30% of the first $400,000 of compensation, respectively. Since 2001, the Company has made a matching contribution to the account of each participant in an amount equal to ten percent (10%) of the amount of such participant’s current year deferral under the Non-Qualified Plan. We ceased the employer match in 2009 (see the Compensation Discussion and Analysis above). The contributions from this match vest in the employee’s account ratably over a period of three years measured from the employee’s first day of employment with the Company. After three years of employment, matching contributions vest immediately. Employees are fully vested in the amounts they defer, but withdrawals at times other than the deferral dates designated by the participant are not permitted until the termination of the Non-Qualified Plan, or the termination, disability or death of the participating employee. Other withdrawals are permitted for unforeseeable emergencies only. The Non-Qualified Plan is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan.

The following table shows certain information for our Named Executive Officers under the Non-Qualified Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)
John J. Brennan	161,265	16,126	(132,761)	(1,699,231)	936,192

Vincent A. Paccapaniccia	31,926	3,193	(62,965)	(148,081)	57,370

John L. Magee	24,000	2,400	(44,000)	(86,691)	66,530

John D. Campbell	—	—	—	—	—

Guy T. Gray	—	—	—	—	—

(1)	Represents amounts deferred under the Company’s Non-Qualified Plan and is based on each individual’s deferral election. Of these reported amounts, $161,265 for Mr. Brennan; $29,029 for Mr. Paccapaniccia; and $21,469 for Mr. Magee are also reflected in the Summary Compensation table.

(2)	Represents the Company match for amounts contributed by each individual. The Company match is equal to 10% of each individual’s contribution.

(3)	Represents the investment earnings for each individual with respect to the Non-Qualified Plan and the 1999 Deferred Compensation Plan.

(4)	Includes the full distribution of the assets held by the 1999 Deferred Compensation Plan, as required by the distribution rules of that plan and, for Mr. Paccapaniccia, an elected distribution from the Non-Qualified Plan.

[3]	The Company also maintained a Non-Qualified Deferred Compensation Plan adopted in 1999 (the “1999 Deferred Compensation Plan”). Employee deferrals and Company matches to the 1999 Deferred Compensation Plan ceased as of December 31, 2004 as a result of the requirements imposed by the American Jobs Creation Act of 2004.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(3)
Equity compensation plans approved by security holders	900,261	$12.10	391,752
Equity compensation plans not approved by security holders	—	—	—
Total	900,261	$12.10	391,752

(1)	The weighted-average exercise price relates only to outstanding stock option awards.

(2)	This amount is comprised of 405,330 of outstanding stock options and 494,931 of unvested RSUs that have been awarded. The unvested RSUs have a weighted- average grant date fair value of $13.01.

(3)	The Company has two equity compensation plans with available securities for future issuance. Our 2006 Equity Plan had 305,502 shares of Common Stock available for future issuance as of December 31, 2008 and our 2006 Non-Employee Directors Plan had 86,250 shares of Common Stock available for future issuance as of December 31, 2008.

Executive Employment Agreements

John J. Brennan.    On March 20, 2009, we signed an employment agreement with John Brennan under which he will continue to serve as our Chairman, President and Chief Executive Officer. The agreement has a three-year term and supersedes and replaces his March 2006 agreement. Under the agreement, Mr. Brennan’s base salary may be increased each year at the discretion of the board (see the Compensation Discussion and Analysis for a description of Mr. Brennan’s reduced base salary for 2009). He is eligible to participate in all of our benefit plans, including health and life insurance plans and short- and long-term disability plans, as well as participate in any insurance, bonus, stock, equity compensation or benefit plan or program which is offered to any other senior executives of the Company. Mr. Brennan receives certain additional benefits, including: car lease payment, payment of whole life insurance premiums on a personal policy having a face value of $500,000, payment of premiums associated with individual disability policies and payment of additional compensation sufficient to pay life insurance premiums for policies having a face value of up to $10,000,000. He also receives reimbursement for actual expenses incurred with regard to personal financial planning, including tax and estate and gift planning and return preparation, up to a maximum of $25,000 per calendar year, including all applicable taxes on such compensation. Mr. Brennan’s 2009 employment agreement contains a clawback, which provides for the termination of all outstanding, unvested and unexercised equity rights and the rescission of Mr. Brennan’s right to exercise or vest in granted equity rights and to receive shares in connection with exercise or vesting or to receive bonus or incentive compensation, in the event Mr. Brennan breaches the restrictive covenants or certain other provisions of the agreement, or otherwise engages in activities or conduct that constitute willful misconduct for termination. Under the 2009 agreement, Mr. Brennan received three equity grants which are described more fully in the Compensation Discussion and Analysis above. Mr. Brennan’s employment agreement also contains provisions relating to termination and change in control, which are discussed in “Potential Payments on Separation or Change in Control.”

Vincent A. Paccapaniccia, John D. Campbell, John L. Magee, Guy T. Gray.    We signed amended and restated employment agreements with each of Messrs. Paccapaniccia, Campbell, Magee and Gray in October

2008. These agreements continue unless we or they terminate them in accordance with their provisions. Either party can terminate with or without cause upon notice. Each agreement provides for annual review of the executive’s base salary and for participation in the health and benefit plans made available to senior level employees. Each of these agreements contains non-tampering, non-disparagement, non-disclosure and non-solicitation covenants that apply worldwide. Although the employment agreements restrict the executive from interfering with the Company’s current, former or potential customers, none contain a provision restricting the executive’s ability to work for a competitor of the Company. These employment agreements contain a clawback, which provides for the termination of all outstanding, unvested and unexercised equity rights held by the executive, and the rescission of the executive’s right to exercise or vest in granted equity rights or to receive bonus or incentive compensation, in the event the executive breaches the restrictive covenants or certain other provisions of the agreement, or otherwise engages in activities or conduct that constitute Cause for termination (as defined in the agreements). These employment agreements also contain provisions relating to termination and change in control, which are discussed in “Potential Payments on Separation or Change in Control.”

Potential Payments on Separation or Change in Control

Our Named Executive Officers are entitled to receive certain payments and other benefits in connection with certain separations from employment or following a change in control of the Company. Those payments or benefits are provided by the terms of our plans or by the terms of their employment agreements, as described more fully below.

Long-Term Incentive Plan.

If any participant dies, becomes disabled or retires (as defined in the LTIP), or in the event of a change in control of the Company (with respect to Mr. Brennan as defined in his employment agreement, otherwise as defined in the LTIP), all unvested RSUs paid to the participant under the LTIP shall fully vest. In addition, if any participant dies, becomes disabled or retires (as defined in the LTIP), or in the event of a change in control of the Company (with respect to Mr. Brennan as defined in his employment agreement, otherwise as defined in the LTIP) prior to the end of a performance period (as defined in the LTIP and typically three years), but after completion of at least one year of the period, the participant is entitled to receive an award for the entire performance period calculated as if the participant had remained employed by us through the last day of the performance period and had achieved the applicable performance criteria for each succeeding year of the performance period at the same level as was achieved for the most recently completed year within the performance period. Because no awards have been earned or paid to date under the LTIP, none of our named executive officers would have benefited from these provisions had they died, become disabled or retired, or had a change in control occurred, as of December 31, 2008.

If we terminate a participant without cause during the fourth quarter of the last year of a performance period, the participant is entitled to receive an award for the entire performance period and the performance level deemed achieved for the final year is equal to the level achieved in the immediately preceding year. Since no LTIP awards have been earned under any of the plans to date, none of our named executive officers would have benefited from this provision had they been terminated without cause as of December 31, 2008.

2006 Equity Compensation Plan.

The 2006 Equity Plan provides all participants certain rights and benefits upon disability, death, termination or change in control, including the vesting of outstanding equity grants in the event of a change in control (see Proposal 2 for a summary description of those provisions).

Employment Agreements.

John J. Brennan.    Excluding termination of employment events described below which are in connection with a change of control of the Company, in the event that (i) we terminate Mr. Brennan’s employment for a reason other than willful misconduct (as defined in the employment agreement), including a termination for an inability to perform (as described in the employment agreement) or in connection with the parties not renewing the employment agreement after the expiration of the applicable term, or (ii) Mr. Brennan terminates his employment for good reason (as defined in the employment agreement, which includes a change of control that is not specifically approved by the board), then we are required to pay him the salary, bonuses and benefits provided in his agreement (but excluding the equity compensation grants set forth in his employment agreement) for a period of 36 months from the date of termination, subject to certain conditions and potential delay under Section 409A of the Code. In addition, in the event of a termination under any of the foregoing conditions, Mr. Brennan shall vest 100% in all equity awards under the LTIP and his employment agreement that have been earned and issued. Mr. Brennan’s bonus for purposes of the foregoing shall be equal to the combined average of the bonuses for the proceeding two years including amounts earned under the LTIP and shall be payable only if the board has determined with respect to the applicable periods that our financial performance justifies the payment of bonuses to our other employees under the applicable bonus plans.

In the event that (i) we terminate Mr. Brennan’s employment for any reason (other than willful misconduct) within 24 months following a change of control, (ii) Mr. Brennan terminates his employment for good reason within 24 months following a change of control, or (iii) Mr. Brennan voluntarily terminates his employment for any reason during the 30-day period immediately following the date six months after a change in control of the Company that is specifically approved by the board, then we are required to pay him the salary, bonuses and benefits described above with respect to a termination by the Company not for willful misconduct, provided, however, that if it is permissible under Section 409A of the Code, such amounts will be in the form of a single lump sum payment. In the event a single lump sum payment is impermissible, we will pay base salary continuation for a 12 month period and a lump sum payment equal to 24 months of base salary. The amounts in the preceding sentence must be placed in escrow with a bank or similar escrow or trust arrangements (any such arrangement must be structured in a manner to comply with Section 409A of the Code) with instructions to pay such amounts as they become due. The employment agreement contains a modified cap applicable to the extent needed to avoid tax penalties under Sections 280G and 4999 of the Code.

In the event that Mr. Brennan terminates his employment for other than good reason, we shall pay him the payments and benefits described above with respect to a termination by the Company not for willful misconduct, but only for a period of one year from the date of termination.

In the event that Mr. Brennan accepts a change in status (as defined in the employment agreement) from Chief Executive Officer, he will continue to vest in all equity awards under the LTIP and his employment agreement that have been earned and issued. Mr. Brennan can earn additional grants on a pro-rated basis for the year in which his change in status occurs if he has completed at least six months of service as Chief Executive Officer during such year. If, prior to his change in status, Mr. Brennan has completed one full year of service in the position of Chief Executive Officer during any LTIP performance period, then he will be entitled to earn the remainder of the LTIP grant for that performance period as if he had remained employed by us for the entire performance period. A change in status does not disqualify Mr. Brennan from applicable severance benefits.

In the event that Mr. Brennan dies during the term, his estate will be entitled to receive: (i) all monies owed in terms of salary, bonuses and otherwise; (ii) a lump sum payment equal to 12 months’ base salary; (iii) a pro-rated payment of any bonuses earned for the period prior to Mr. Brennan’s death; and (iv) full vesting of all equity awards under the LTIP and his employment agreement that were earned and issued as of the date of death. Mr. Brennan’s estate is entitled to receive any earned but unpaid post-termination payments following commencement of severance from the Company in the event of Mr. Brennan’s death. In addition, Mr. Brennan’s estate will be entitled to receive any applicable change of control payments if Mr. Brennan dies at any time during the 7 month period immediately following a change in control.

No payments or benefits are owed if Mr. Brennan’s employment is terminated by the Company due to willful misconduct.

The table below sets forth aggregate pre-tax amounts that Mr. Brennan could receive upon separation or change in control, if the respective triggering event occurred on December 31, 2008. The right to receive any of the following payments or benefits is conditioned on Mr. Brennan’s execution of a general release of claims and his adherence to non-solicitation, non-tampering, confidentiality and non-competition clauses set forth in his employment agreement that apply worldwide.

Name	Benefit	Termination w/o Cause or for Good Reason By Either the Company or Employee ($)	Termination by Employee for Other than Good Reason ($)	Death ($)	Disability ($)	Termination Upon Change in Control(4) ($)
John J. Brennan	Salary Continuation Bonus(1) Benefits(2) Vesting of Equity Awards(3) Total Benefits	2,085,000 — 406,974 668,039 3,160,013	695,000 — 135,658 — 830,658	695,000 — — 668,039 1,363,039	2,085,000 — 406,974 668,039 3,160,013	2,085,000 — 406,974 668,039 3,160,013

(1)	Mr. Brennan’s bonus payment is calculated using the average previous two years of earned bonuses multiplied by the applicable benefit period as described above, except for the bonus payment due upon death, in which case the bonus payment is the amount currently earned, also as described above.

(2)	Benefits for Mr. Brennan include monthly payments of: $1,210 related to the Company’s group health plans; $2,091 for financial planning services; $2,518 for automobile lease; and $5,486 for insurance premiums.

(3)	As of December 31, 2008, per the terms of his employment agreement, Mr. Brennan would become fully vested in 145,860 RSUs. These awards were valued using the Company’s closing stock on December 31, 2008 of $4.58.

(4)	The Company does not provide any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G of the Code.

Vincent A. Paccapaniccia, John D. Campbell, John L. Magee and Guy T. Gray.    The Company may terminate each of Mr. Paccapaniccia’s, Mr. Campbell’s, Mr. Magee’s or Mr. Gray’s employment agreements at any time, with or without cause.

If either of Mr. Paccapaniccia’s, Mr. Campbell’s or Mr. Magee’s employment were to be terminated by us without cause (as defined in their respective employment agreements), then they would be provided with severance in the form of salary continuation (at their then-current level), on a monthly basis, for 18 months. In addition to his severance, Mr. Campbell would be entitled to receive his average quarterly incentive bonus (excluding any amounts attributable to an annual incentive bonus) for 18 months, such bonus being calculated based on the 12-month period preceding termination. If Mr. Gray’s employment were to be terminated by us without cause (as defined in his employment agreement) then he would be provided with severance in the form of salary continuance (at his then current level) on a monthly basis for 12 months.

If either Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Gray are terminated without cause, or if the executive terminates employment for “Good Reason” (as defined in the agreements), within 18 months after a change of control (as defined in the 2006 Equity Compensation Plan), the executive would receive a lump-sum severance payment in an amount equal to 1.33 times the severance payment the executive would receive in the event of a termination without cause. All outstanding equity rights held by the executive would become fully vested or exercisable upon a change of control.

If either of Mr. Campbell or Mr. Magee were terminated because he could not perform the essential functions of his job and was considered disabled (as defined in each employment agreement), then for 18 months each would be paid the difference between his base salary and any disability payments he may receive during such period under the Company’s short- and long-term disability plans.

If Mr. Magee resigns for good reason other than in connection with a change of control (as defined in his employment agreement), then he would be provided with severance in the form of salary continuation (at his then-current level), on a monthly basis, for 18 months following resignation.

No severance is owed if Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Gray resign (except with respect to Mr. Magee for good reason), die or are terminated for cause (as defined in their respective employment agreements).

If either Mr. Paccapaniccia, Mr. Campbell, Mr. Magee, or Mr. Gray is terminated for any reason other than for cause (as defined in their respective employment agreements) or for an inability to perform the essential functions of their job for reasons other than a disability, then the Company would maintain such individual in its group health plan on the same basis as if he had remained employed by the Company, for 18 months.

The table below sets forth aggregate pre-tax amounts that Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Gray could receive upon separation or change in control, if the respective triggering event occurred on December 31, 2008. The right to receive any of the following payments or benefits is conditioned on execution of a general release of claims and on adherence to non-solicitation, non-tampering and confidentiality clauses set forth in their individual employment agreements. In addition, the Company may cease severance payments if Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Gray fails to use reasonable efforts to obtain replacement income which, if obtained, would offset the amount of their respective severance.

Name	Benefit	Termination w/o Cause or for Good Reason	Voluntary Termination for Good Reason	Disability(2)	Change in Control(3)
Vincent A. Paccapaniccia	Salary Continuation	$442,500	—	—	$588,525
	Bonus	—
	Benefits(1)	$21,780
	Vesting of Equity				$80,104
	Awards
John L. Magee	Salary Continuation	$556,500	$556,500	$556,500	$740,145
	Bonus	—
	Benefits(1)	$21,780
	Vesting of Equity				$94,898
	Awards
John D. Campbell	Salary Continuation	$438,000	—	$438,000	$582,540
	Bonus	$57,914
	Benefits(1)	$21,780
	Vesting of Equity				$56,655
	Awards
Guy T. Gray	Salary Continuation	$358,000	—	—	$476,140
	Bonus
	Benefits(1)	$21,780
	Vesting of Equity				$150,535
	Awards

(1)	Benefits listed under the category “Termination w/o Cause or for Good Reason” are related to the Company’s group health plans and are estimated to be $1,210 per person, per month. Benefits listed under the category “Disability” are related to the Company’s short-term and long-term disability plans.

(2)	The salary continuation benefits reflect the payments that each individual would receive under the Company’s short-term and long-term disability plans as well as the incremental payments necessary to achieve a full salary continuation benefit.

(3)	In addition to termination benefits and payments arising from a change in control, any unvested equity awards would vest immediately under the provisions of the Company’s 2006 Equity Plan and the executives’ employment agreements. These amounts were calculated using a stock price of $4.58 and under the assumption that any vested stock options would be exercised immediately. Upon termination due to a change in control, Mr. Paccapaniccia would become fully vested in 17,490 RSUs; Mr. Magee would become fully vested in 20,720 RSUs, Mr. Campbell would become fully vested in 12,370 RSUs and Mr. Gray would become fully vested in 32,868 RSUs. The Company does not provide any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G of the Code.

Certain Relationships and Related Party Transactions

Voting Trust Agreement.    John J. Brennan, Donald P. Brennan and the Company entered into an Amended and Restated Voting Trust Agreement dated as of October 16, 2000, which was amended and restated as of

April 1, 2004 (the “Voting Trust Agreement”). The Voting Trust Agreement terminates December 31, 2080. John J. Brennan and Donald P. Brennan are voting trustees of the voting trust created by the Voting Trust Agreement. The Voting Trust Agreement provides that all acts of John J. Brennan and Donald P. Brennan as voting trustees must be by unanimous consent. John J. Brennan has the right under the Voting Trust Agreement to designate an individual to act as his successor trustee upon his death or resignation; if no such successor is so designated, his wife, Jean M. Brennan, will act as successor trustee. If she acts as a trustee, Jean M. Brennan may designate any child of John J. Brennan to act as her successor trustee upon her death or resignation. Upon the death or resignation of Donald P. Brennan as a voting trustee, his daughter, Eileen Brennan Oakley, will become a voting trustee. If Eileen Brennan Oakley fails or ceases to act as a voting trustee, the next oldest child of Donald P. Brennan shall become a voting trustee. If Donald P. Brennan dies or resigns while John J. Brennan is acting as a voting trustee, the vote of John J. Brennan constitutes the unanimous vote of the trustees in the event of any disagreement between John J. Brennan and the successor voting trustee of Donald P. Brennan. The Voting Trust Agreement provides for the appointment of an independent trustee to act as co-trustee in the event that none of John J. Brennan, the wife of John J. Brennan and Donald P. Brennan is acting as voting trustees. The trustees are required to vote all shares held under the Voting Trust Agreement to elect Donald P. Brennan as a director of the Company if he is nominated for election as a director and to vote all such shares against the removal of Donald P. Brennan as a director of the Company, unless he is unable to perform his duties as a director due to mental or physical incapacity or unless he has engaged in willful misconduct or gross negligence. Pursuant to a supplemental agreement entered into as of October 16, 2000 between John J. Brennan and Donald P. Brennan, (the “Supplemental Agreement”), Donald P. Brennan consented to John J. Brennan’s withdrawal from the Voting Trust of shares of ICT Common Stock that he beneficially owned in excess of 2,250,000 shares, provided that the shares he removed remain subject to the Amended and Restated Shareholders Agreement dated as of October 16, 2000, as described below. John J. Brennan withdrew 1,846,500 shares of Common Stock from the Voting Trust, leaving 2,250,000 shares he beneficially owns subject to the Voting Trust. Under the Supplemental Agreement, John J. Brennan and Donald P. Brennan agreed to use their best efforts to ensure that the other is nominated to stand for election as a director of the Company at the conclusion of each of their respective terms and John J. Brennan agreed to vote the shares he removed from the Voting Trust for Donald P. Brennan’s election as a director of the Company.

Shareholders’ Agreement.    The Company, John J. Brennan, Donald P. Brennan and certain family trusts that have been established by John J. Brennan and Donald P. Brennan (the “Trusts”) have entered into an Amended and Restated Shareholders Agreement dated as of October 16, 2000 that covers the shares of Common Stock that each beneficially owns, including those held in the Voting Trust (the “Shareholders’ Agreement”). The Shareholders’ Agreement, as confirmed by a subsequent memorandum of understanding, prohibits the transfer of shares owned by John J. Brennan, Donald P. Brennan and the Trusts, without the consent of the other parties to the Shareholders’ Agreement, except (i) for sales in the public market (subject to certain restrictions on shares held in the Voting Trust Agreement), (ii) to certain family members and trusts who agree to be bound by the Shareholders’ Agreement, (iii) to another party, or the Company, pursuant to rights of first refusal or (iv) to a third party if rights of first refusal have not been exercised.

Voting Agreements.    All Company employees who receive equity grants from the Company have entered into a ten-year voting agreement (the “Voting Agreements”) with the Company and John J. Brennan pursuant to which these employees have agreed to vote all shares of Common Stock they received upon the exercise of options or the vesting of RSUs or other stock awards in the manner directed by Mr. Brennan. The Voting Agreements are binding on each of the employee’s successors in interest. Mr. Brennan is required to release shares covered by the Voting Agreements if the employee intends to sell shares in the public market and completes the sale within 90 days of the release. Shares sold in the public market are thereafter not subject to the Voting Agreements.

John J. Brennan, Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and Donald P. Brennan, Vice Chairman of the Company, are brothers.

Related-Party Transactions Policy.    In February 2007, the Board of Directors formally adopted a written policy with respect to related-party transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under SEC regulations. The Audit Committee is responsible for reviewing, approving and ratifying any related party transaction. The Audit Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. After review, the Audit Committee approved the Company’s continued employment of Patrick Magee, brother of John L. Magee, an executive officer. Patrick Magee has been employed with the Company since 1988 and currently serves as a Vice President in Operations for Medical Marketing. In 2008, Patrick Magee received $134,000 as total compensation for his employment during 2008.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s consolidated financial statements and the financial reporting process. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating primarily to the Company’s financial reporting process, its systems of internal accounting and financial controls and the independent audit of its consolidated financial statements. The Audit Committee is composed of four directors, each of whom is independent (as defined in Nasdaq’s Rule 4200(a)(15) and Rule 10A-3(b)(1) under the Securities Exchange Act), has not participated in the preparation of the consolidated financial statements of the Company or any subsidiary of the Company, and is able to read and understand fundamental financial statements. In addition, the board has determined that Bernard Somers, Gordon J. Coburn, Eileen S. Fusco and Richard R. Roscitt qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a written charter which is reviewed annually and was last amended by the Board of Directors in February 2007 and is available on the Company’s website.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management and the Company. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61 (Communication with Audit Committees) as may be modified or supplemented.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for the Company’s audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed the Company’s consolidated financial statements with management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the board has approved) that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

AUDIT COMMITTEE

Bernard Somers, Chairman

Gordon J. Coburn

Eileen S. Fusco

Richard R. Roscitt

PROPOSAL 2: APPROVAL OF AMENDMENTS TO THE ICT GROUP, INC.

2006 EQUITY COMPENSATION PLAN, INCLUDING AN INCREASE OF 1,000,000 SHARES TO THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE OR TRANSFER UNDER THE 2006 EQUITY PLAN AND

APPROVAL OF THE ENTIRE 2006 EQUITY PLAN, AS AMENDED

General

On February 19, 2009, the Board of Directors adopted, subject to shareholder approval at the Annual Meeting, amendments to the 2006 Equity Plan that would: (i) increase the total number of shares of Common Stock authorized for issuance or transfer under the 2006 Equity Plan from 768,941 shares to 1,768,941 shares, an increase of 1,000,000 shares of Common Stock; (ii) eliminate the requirement of prior Committee approval to allow grantees to make an election to satisfy the Company’s income tax withholding obligation with respect to options, stock grants, stock appreciation rights or other awards (as described below) by having shares withheld up to an amount that does not exceed the grantee’s maximum marginal tax rate, but allow the Committee the right to prohibit such election at any time; (iii) allow those shares of Common Stock surrendered to satisfy the Company’s income tax withholding obligation with respect to options, stock grants, stock appreciation rights or other awards to again be available for issuance under the 2006 Equity Plan; (iv) amend the definition of change of control so that the consequences of a change of control would occur on an actual change of control event as opposed to a potential event or on account of shareholder approval of an event; and (v) clarify shareholder approval requirements with respect to repricing options and stock appreciation rights (collectively, the “Equity Plan Amendments”). The Board of Directors has directed that the Equity Plan Amendments be submitted to our shareholders for their approval at the Annual Meeting. In addition, our shareholders are being asked to approve the entire 2006 Equity Plan, as amended. Shareholder approval of the Equity Plan Amendments, as well as of the entire 2006 Equity Plan, as amended, is being sought (i) so that compensation attributable to grants under the 2006 Equity Plan may continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Code (see discussion of “Section 162(m)” in the section entitled “Federal Income Tax Consequences” below), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the Nasdaq listing requirements.

The Board of Directors believes that the number of shares of Common Stock currently available for issuance or transfer under the 2006 Equity Plan is not sufficient in view of our compensation structure and strategy. The Board of Directors has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the 2006 Equity Plan. In addition, the Board of Directors believes that our interests and the interests of our shareholders will be advanced if we can continue to offer our employees, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us. The Board of Directors believes that the availability of the additional 1,000,000 shares of Common Stock will ensure that we continue to have a sufficient number of shares of Common Stock authorized for issuance under the 2006 Equity Plan.

The material terms of the 2006 Equity Plan, as amended by the proposed amendment, are summarized below. A copy of the proposed amendment to the 2006 Equity Plan is attached to this proxy statement as Appendix A. This summary of the 2006 Equity Plan, as amended by the proposed amendment, is not intended to be a complete description of the 2006 Equity Plan. This summary is qualified in its entirety by the actual text of the Plan and the proposed amendment to which reference is made.

Material Features of the Plan

General.    The 2006 Equity Plan provides that grants may be made in any of the following forms: (i) incentive stock options, (ii) nonqualified stock options (incentive stock options and nonqualified stock options are collectively referred to as “options”), (iii) stock grants, (iv) stock appreciation rights (“SARs”), and (v) other stock-based awards.

The 2006 Equity Plan currently authorizes up to 768,941 shares of Common Stock for issuance, subject to adjustment in certain circumstances as described below. Under the proposed amendment, the 2006 Equity Plan will authorize an additional 1,000,000 shares of Common Stock so that a total of 1,768,941 shares of Common Stock will be available for issuance under the 2006 Equity Plan, subject to adjustment in certain circumstances as described below. 94,962 shares of Common Stock remain available for issuance under the 2006 Equity Plan prior to the additional shares requested in the proposed amendment. If and to the extent options and SARs granted under the 2006 Equity Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock grants or other stock-based awards are forfeited or terminated, the shares subject to such grants will become available again for purposes of the 2006 Equity Plan. Shares of Common Stock surrendered in payment of the exercise price of an option will again be available for grant under the 2006 Equity Plan. Under the proposed amendment, shares of Common Stock withheld for purposes of satisfying the Company’s minimum tax withholding obligations with respect to grants under the 2006 Equity Plan will again be available for issuance or transfer under the plan.

The 2006 Equity Plan provides that the maximum aggregate number of shares of Common Stock with respect to which grants may be made to any individual during any calendar year is 570,000 shares, subject to adjustment as described below. All grants under the 2006 Equity Plan will be expressed in shares of Common Stock.

Administration.    The 2006 Equity Plan will be administered and interpreted by the Board of Directors or by a committee of not less than two persons appointed by the Board of Directors from among its members, each of whom must be an “outside director” as defined under section 162(m) of the Code and a “non-employee director” as defined under Rule 16b-3 of the Exchange Act (the “Committee”). However, the members of the Board of Directors who are not eligible to receive grants under the 2006 Non-Employee Directors Plan will approve and administer all grants made to non-employee directors. The Committee has the authority to (i) determine the individuals to whom grants will be made under the 2006 Equity Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the 2006 Equity Plan. The Committee presently consists of John Stoops (Chairman) and Gordon Coburn, both of whom are non-employee directors of the Company.

Eligibility for Participation.    All of the employees (including officers and members of the Board of Directors) of the Company and its subsidiaries, non-employee directors of the Company or any subsidiary, and any independent contractors and consultants of the Company and its subsidiaries are eligible for grants under the 2006 Equity Plan. As of April 1, 2009, approximately 1,000 full time employees and 6 non-employee directors are eligible to receive grants under the 2006 Equity Plan. The Committee is authorized to select the persons to receive grants from among those eligible and to determine the number of shares of Common Stock that are subject to each grant.

Types of Awards

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2006 Equity Plan may receive a grant of NQSOs. Only employees of the Company and its subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share for options on the date of grant. The exercise price for options granted under the 2006 Equity Plan may be equal to or greater than the fair market value of the underlying shares of Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding stock of the Company, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the term of each option; provided, that the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the term of the ISO may not exceed five years from the date of grant. The Committee will determine the terms and conditions of options, including when they become exercisable. The Committee may accelerate the exercisability of any options.

A grantee may exercise an option by delivering notice of exercise to the Company. The grantee will pay the exercise price and any withholding taxes for the option (i) in cash, (ii) with approval of the Committee, by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price, or (iii) through any combination of the two.

The Committee will determine under what circumstances a grantee may exercise an option after termination of employment or service. Generally, if a grantee ceases to be employed by, or provide service to, the Company for any reason other than disability, death, or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, the Company. If a grantee’s employment or service ceases due to disability or death, the grantee’s options will terminate one year following the date on which the grantee ceases to be employed by, or provide service to, the Company. In each case described above, the Committee may specify a different option termination date, but in any event no later than the expiration of the option term. If a grantee ceases to be employed by, or provide service to, the Company on account of termination for cause, the grantee’s options will terminate immediately.

Stock Grants

The Committee may grant stock grants to anyone eligible to participate in the 2006 Equity Plan. The Committee may require that grantees pay consideration for the stock grants and may impose restrictions on the stock grants. If restrictions are imposed on stock grants, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines. The Committee will determine the number of shares of Common Stock subject to the grant of stock grants and the other terms and conditions of the grant. Unless the Committee determines otherwise, a grantee will have the right to vote shares of Common Stock and to receive dividends paid on such shares during the restriction period. The Committee may determine that a grantee’s entitlement to dividends with respect to stock grants will be subject to the achievement of performance goals or other conditions. Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to the Company during the restriction period, or if other specified conditions are not met, then the grantee’s stock grant will terminate as to all shares covered by the grant as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company.

SARs

The Committee may grant SARs to anyone eligible to participate in the 2006 Equity Plan. SARs may be granted in connection with, or independently of, any option granted under the 2006 Equity Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the base amount for the SAR. Payment will be made in cash, shares of Common Stock or a combination of the two. Cash will be paid in lieu of fractional shares. The base amount of each SAR will be determined by the Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the value of a share of Common Stock on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs. SARs may be exercised while the grantee is employed by or providing service to the Company or its subsidiaries or within a specified period of time after termination of such employment or service, as determined by the Committee.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs and stock grants. The Committee may grant other stock-based awards such as RSUs to anyone eligible to participate in the 2006 Equity Plan. These grants will be based on or measured by shares of Common Stock, and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation.    The 2006 Equity Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock grants or other stock-based awards granted to employees under the 2006 Equity Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see the section entitled “Federal Income Tax Consequences” below). Prior to, or soon after the beginning of the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the grantee’s death or disability during the performance period or under other circumstances consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: EBT, EPS, EBITDA, net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, stock price, shareholder return, return on equity, growth in assets, unit volume, sales or market share.

Deferrals.    The Committee may permit or require grantees to defer receipt of a payment otherwise due to the grantee in connection with any grant under the 2006 Equity Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions.    If there is any change in the number or kind of shares of Common Stock by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a reclassification or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the number of shares of common stock available for grants, the limit on the number of shares of common stock any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued under the 2006 Equity Plan, and the price per share or the applicable market value of such grants will be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants. Any fractional shares resulting from such adjustment will be eliminated.

Change of Control.    If the Company becomes aware that a change of control has occurred or will occur, the Company will provide written notice of such change of control to each grantee who holds outstanding grants under the 2006 Equity Plan. Effective upon the date of the change of control, (i) all outstanding options and SARs will automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding stock grants will immediately lapse, and (iii) unless provided otherwise in the grant letter or in an agreement between the Company and the grantee, all other stock-based awards will become fully vested and will be paid at their target value, or in such greater amounts as the Committee may determine.

If a change of control occurs where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other grants that remain outstanding will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Notwithstanding the foregoing, in the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants under the 2006 Equity Plan: (i) require that grantees surrender their options and SARs in exchange for payment by the Company, in cash or shares of Common Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable or (ii) after giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee determines appropriate.

Under the proposed amendment, a change of control will be deemed to have occurred upon any of the following events: (i) any person is or becomes a beneficial owner, directly or indirectly, of the Company’s securities representing 40% or more of the voting power of the Company’s then-outstanding securities; (ii) the consummation of a merger or consolidation of the Company with another corporation where the Company’s shareholders immediately prior to the merger or consolidation would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 30% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors or where the members of the Board of Directors immediately prior to the merger or consolidation would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation; (iii) the consummation of the sale or other disposition of all or substantially all of the Company’s assets, or a liquidation, dissolution or statutory exchange of the Company; (iv) the consummation of a tender offer or exchange offer for 40% or more of the voting power of the Company’s then-outstanding securities; or (v) during any period of two consecutive calendar years, there is a change of 50% or more in the composition of the Board of Directors in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period.

Transferability of Grants.    Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Grantees Outside the United States.    If any individual who receives a grant under the 2006 Equity Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee determines appropriate to comply with the laws of the applicable country.

No Repricing of Options or SARs.    Except for adjustments to reflect the effects of a stock split or other corporate transaction, the terms of outstanding grants may not be amended to reduce the exercise price of outstanding options or base amount of outstanding SARs or cancel outstanding options or SARs in exchange for cash, other grants or options or SARs with an exercise price or base amount, as applicable, that is less than the exercise price or base amount of the original options or SARs, as applicable, without shareholder approval.

Amendment and Termination of the 2006 Equity Plan.    The Board of Directors may amend or terminate the 2006 Equity Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2006 Equity Plan will terminate on May 16, 2016, unless the 2006 Equity Plan is terminated earlier by the Board of Directors or is extended by the Board of Directors with shareholder consent.

Federal Income Tax Consequences

The federal income tax consequences of grants under the 2006 Equity Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2006 Equity Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of Common Stock or payment of cash under the 2006 Equity Plan. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of Common Stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and the Company will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and the Company’s tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and the Company will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied. Stock options, stock grants and SARs will generally not be subject to section 409A of the Code. However, other stock-based awards will be subject to section 409A of the Code. Accordingly, all other stock-based awards will be structured to comply with the requirements of section 409A of the Code.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other most highly compensated officers in excess of $1,000,000 in any year. Qualified performance-based compensation is excluded from the $1,000,000 deductibility limit, and therefore remains fully deductible by the corporation that pays it. The Company intends that options and SARs granted under the 2006 Equity Plan will be qualified performance-based compensation.

Stock grants and other stock-based awards granted under the 2006 Equity Plan will be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

The Company has the right to require that grantees pay to the Company an amount necessary for the Company to satisfy its federal, state or local tax withholding obligations with respect to grants. The Company may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy the Company’s withholding obligation with respect to grants paid in Common Stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Vote Required for Approval

The proposal to approve the Equity Plan Amendments and to approve the entire 2006 Equity Plan, as amended, requires for its approval the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Abstentions and broker non-votes will not have an effect on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. KPMG LLP has audited the Company’s consolidated financial statements since May 2002.

Although not required by law or by the Bylaws of the Company, the board has determined that it would be desirable to request ratification of this appointment by the shareholders. If ratification is not received, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

Ratification of this appointment requires for its approval the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Abstentions and broker non-votes will not have an effect on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

Fees Billed by Independent Registered Public Accounting Firm

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered to the Company in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2008 and the reviews conducted by KPMG LLP of the consolidated financial statements included in the Quarterly Reports on Form 10-Q that the Company was required to file totaled approximately $480,000 in fiscal 2008 and approximately $435,000 in fiscal 2007. In addition, the aggregate fees billed by KPMG LLP for Section 404 attest services totaled approximately $270,000 in fiscal 2008 and approximately $280,000 in fiscal 2007.

Audit-Related Fees.    The aggregate fees billed by KPMG LLP for audit-related services totaled approximately $240,000 in fiscal 2008 and approximately $210,000 in fiscal 2007. Audit-related services include statutory audits of certain Company subsidiaries.

Tax Fees.    The aggregate fees billed by KPMG LLP for tax return preparation and other tax compliance, tax advice and tax planning totaled approximately $7,000 in fiscal 2007. There were no fees incurred in fiscal 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services to be Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. All of the services rendered by the independent registered public accounting firm during 2008 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership and changes in ownership of our Common Stock and any other equity securities of the Company with the SEC. As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on its records, the Company believes that reports for its executive officers, directors and greater than ten percent (10%) shareholders were timely filed during 2008, except for one transaction involving a restricted stock unit grant to Mr. John Brennan which was not reported on Form 4 until after the date it was due.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting, the Company must receive such proposals no later than December 30, 2009. Proposals should be directed to the attention of the Secretary of the Company.

Different deadlines apply to submission of shareholder proposals for the 2010 annual meeting that are not intended to be included in the Company’s proxy statement. The Company’s Bylaws provide that a shareholder may nominate one or more persons for election as directors at the 2010 annual meeting only if the shareholder has provided a written notice, in the form prescribed by the Bylaws, to the Secretary of the Company between March 1, 2010 and March 21, 2010 (not less than 70 days, nor more than 90 days, prior to the anniversary of the 2009 annual meeting). The Chairman of the 2010 annual meeting may refuse to acknowledge the nomination of any person not made in compliance with such procedures. For other shareholder proposals for the 2010 annual meeting, the deadline, under SEC rules, is March 17 , 2010 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2010 annual meeting.

OTHER MATTERS

Although the Company knows of no items of business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such anniversary date (i.e. March 13, 2009).

The Company, upon request, will furnish to record and beneficial holders of its Common Stock, free of charge, a copy of its Annual Report on Form 10-K (including consolidated financial statements and schedules but without exhibits) for Fiscal 2008. All requests should be directed to the Company, Attention: Vincent Paccapaniccia.

In addition, electronic copies of the Company’s Fiscal 2008 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at www.ictgroup.com in the Investors section under Annual Reports and SEC Filings after the reports are mailed to shareholders in late April 2009.

By Order of the Board of Directors,

Jeffrey C. Moore

Secretary

April 30, 2009

Appendix A

AMENDMENT 2009-1

TO THE ICT GROUP, INC.

2006 EQUITY COMPENSATION PLAN

WHEREAS, ICT Group, Inc. (the “Company”) maintains the ICT Group, Inc. 2006 Equity Compensation Plan (the “Plan”) for the benefit of eligible employees of the Company and its subsidiaries, members of the Board of Directors of the Company (the “Board”), non-employee members of the Board, and independent contactors and consultants who perform valuable services for the Company or any of its subsidiaries;

WHEREAS, the Board desires to amend the Plan to increase the total number of shares of common stock of the Company authorized for issuance under the Plan by an additional 1,000,000 shares;

WHEREAS, the Board desires to amend the Plan to allow shares of common stock of the Company withheld to satisfy a grantee’s Company income tax withholding obligation with respect to stock options, stock appreciation rights, stock grants or other awards to be made available for issuance as awards under the Plan; and any such election to satisfy the Company income tax withholding by a grantee shall be permissible unless the Committee determines otherwise;

WHEREAS, the Board desires to amend the Plan to modify the definition of “Change of Control of the Company” and to clarify shareholder approval requirements with respect to repricing options and stock appreciation rights;

WHEREAS, Section 14(a) of the Plan provides that the Board may amend the Plan at any time, provided that any amendment that increases the aggregate number of shares of common stock of the Company that may be issued under the Plan must be approved by the shareholders of the Company;

NOW THEREFORE BE IT RESOLVED, that, in accordance with the foregoing, subject to and effective upon shareholder approval of the Plan at the 2009 Annual Meeting of Shareholders, Section 3(a) of the Plan shall be deleted in its entirety and replaced with the following:

“(a) Shares Authorized.    Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company (the “Company Stock”) that may be issued under the Plan is 1,768,941. Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any one individual during any calendar year shall be 570,000. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent options or SARs granted under the Plan terminate, expire, or are cancelled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent any Stock Grants or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Company Stock surrendered in payment of the purchase price of a Stock Option shall again be available for issuance under the Plan. Shares of Company Stock surrendered to satisfy the Company income tax withholding obligation with respect to a Stock Option, SAR, Stock Grant or other award shall also again be available for issuance under the Plan.”

NOW THEREFORE BE IT RESOLVED FURTHER, that, in accordance with the foregoing, effective upon shareholder approval of the Plan at the 2009 Annual Meeting of Shareholders, Section 12 of the Plan shall be deleted in its entirety and replaced with the following:

“12. Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the then outstanding securities of the Company;

A-1

(b) The consummation of (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 30% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the surviving corporation would be entitled in the election of directors or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of the surviving corporation or (ii) the sale or other disposition of all or substantially all the assets of the Company, or a liquidation, dissolution or statutory exchange of the Company;

(c) The consummation of a tender offer or exchange offer for 40% or more of the voting power of the then outstanding securities of the Company; or

(d) During any period of two consecutive calendar years there is a change of 50% or more in the composition of the Board in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period.”

NOW THEREFORE BE IT RESOLVED FURTHER, that, in accordance with the foregoing, effective upon shareholder approval of the Plan at the 2009 Annual Meeting of Shareholders, Section 14 (e) of the Plan shall be deleted in its entirety and replaced with the following:

“(e) No Re-pricing Without Shareholder Approval. Except for adjustments permitted by Section 3(b) above, the terms of outstanding Grants may not be amended to reduce the purchase price of outstanding Options or base amount of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other Grants or Options or SARs with a purchase price or base amount that is less than the purchase price or base amount of the original Options or SARs, as applicable, without shareholder approval.

NOW THEREFORE BE IT RESOLVED FURTHER, that, in accordance with the foregoing, effective upon shareholder approval of the Plan at the 2009 Annual Meeting of Shareholders, Section 18(a) of the Plan shall be deleted in its entirety and replaced with the following:

“(a) Grantees may, unless the Committee determines otherwise, make an election to satisfy the Company income tax withholding obligation with respect to a Stock Option, SAR, Stock Grant or other award by having shares withheld up to an amount that does not exceed the Grantee’s maximum marginal tax rate for federal (including FICA), state and local tax liabilities. Such election must be in the form and manner prescribed by the Committee. If the Grantee is a director or officer (within the meaning of Rule 16a-1(f) promulgated under the Exchange Act), if required under Rule 16b-3, such election must be irrevocable and must be made six months prior to the date on which the Stock Option is exercised or all of the restrictions lapse with respect to such shares.”

NOW THEREFORE BE IT RESOLVED FURTHER, that, in accordance with the foregoing, except as modified herein, the Plan is hereby ratified, confirmed and approved.

IN WITNESS WHEREOF, the Board has caused this Amendment 2009-1 to be approved and adopted on this             day of                     , 2009.

ICT GROUP, INC.

By:

Title:

A-2

ICT GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 29, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN J. BRENNAN and JEFFREY C. MOORE, or either of them, acting alone in the absence of the other, the proxies of the undersigned, with full powers of substitution (the “Proxies”), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of ICT Group, Inc, (the “Company”) to be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 29, 2009, at 9:00 a.m. or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

ICT GROUP, INC.

May 29, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ä  Please detach along perforated line and mail in the envelope provided.  ä

20230000000000000000 0	051607

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND “FOR” PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors (Class l)			2.	Proposal to amend the Company’s 2006 Equity Plan, including an increase of 1,000,000 shares to the number of shares authorized for issuance under the plan.	☐	☐	☐
☐ FOR ALL NOMINEES	NOMINEES: O John J. Brennan O John A. Stoops

			3.	Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			4.	Other Business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

☐ FOR ALL EXCEPT (See instructions below)			This Proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” the director nominees, “FOR” the amendments to the 2006 Equity Compensation Plan, and “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.